  As filed with the Securities and Exchange Commission on September 13, 2000
                                                   Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                             -------------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                             -------------------
                                  KYPHON INC.
            (Exact name of Registrant as specified in its charter)

                             -------------------

           Delaware                          3841                         77-0366069
 (State or other jurisdiction    (Primary Standard Industrial          (I.R.S. Employer
      of incorporation or
         organization)            Classification Code Number)         Identification No.)

                              1350 Bordeaux Drive
                          Sunnyvale, California 94089
                                (408) 548-6500
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                             -------------------

                              RICHARD D. MURDOCK
                            Chief Executive Officer
                                  KYPHON INC.
                              1350 Bordeaux Drive
                          Sunnyvale, California 94089
                                (408) 548-6500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                             -------------------
                                  Copies to:

           J. Casey McGlynn, Esq.                          Laura A. Berezin, Esq.
             David J. Saul, Esq.                             Cooley Godward LLP
          Philip H. Oettinger, Esq.                        Five Palo Alto Square
      Wilson Sonsini Goodrich & Rosati                      3000 El Camino Real
          Professional Corporation                      Palo Alto, California 94306
             650 Page Mill Road                                (650) 843-5000
         Palo Alto, California 94304
               (650) 493-9300

                             -------------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                             -------------------
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
        Title of Each Class of               Proposed Maximum                  Amount of
     Securities to be Registered       Aggregate Offering Price (1)        Registration Fee
-------------------------------------------------------------------------------------------
Common Stock $0.001 par value........           $57,500,000                     $15,180
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may +
+not sell these securities until the Securities and Exchange Commission        +
+declares our registration statement effective. This prospectus is not an + +offer to sell these securities and is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                Subject to completion, dated September 13, 2000

[           ] Shares
KYPHON INC.
Common Stock                      [KYPHON LOGO]
$[  ] per share

--------------------------------------------------------------------------------

 . Kyphon Inc. is           . This is our initial
  offering [   ] shares.     public offering and no
                             public market
                             currently exists for
                             our shares.

 . We anticipate that the
  initial public
  offering price will be
  between $    and $       . Proposed trading
  per share.                 symbol: Nasdaq
                             National Market --
                              KYPH

                             ---------------------

This investment involves risk. See "Risk Factors" beginning on page 5.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                Per Share Total
                                                                --------- ------
Public offering price..........................................  $[   ]   $[   ]
Underwriting discount..........................................  $[   ]   $[   ]
Proceeds to Kyphon.............................................  $[   ]   $[   ]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The underwriters have a 30 day option to purchase
up to     additional shares of common stock from us
to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved of anyone's investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

U.S. Bancorp Piper Jaffray

                  Bear, Stearns & Co. Inc.

                                            Chase H&Q

                  The date of this prospectus is       , 2000.

INSIDE FRONT COVER

[Heading:  "KyphX System"
Subheading:  "KyphX Bone Access System"

Picture of KyphX Bone Access System and the following caption: "Small instruments to access and create a working channel into the vertebral body. Two configurations are offered."]

[Heading:  "KyphX Inflatable Bone Tamp"

Picture of KyphX Inflatable Bone Tamp and the following caption: "Proprietary balloon catheter specially designed for use in bone. The balloon compacts the bone and creates a cavity."]

[Heading:  "KyphX Inflation Syringe"
Picture of KyphX Inflation Syringe and the following caption: "Syringe used to inflate the KyphX Inflatable Bone Tamp."]

[Heading:  "KyphX Bone Filler Device"
Picture of KyphX Bone Filler Device and the following caption: "Nozzle with an inner rod to dispense bone filler material."]

LEFT SIDE OF INSIDE FRONT COVER FOLD OUT

[Heading:  "Balloon Kyphoplasty Procedure Overview"
Graphic depiction of Balloon Kyphoplasty Procedure with the following captions:

"Fractured vertebral body," "1. The KyphX Inflatable Bone Tamp is placed", "2. Inflation of the balloon pushes the hard outer bone back towards its natural position and compacts the soft inner bone, creating a cavity", "3. Surgeon's choice of bone filler material delivered into cavity under manual control and low pressure", "4. An `internal cast' is placed to support the bone and prevent further collapse".]

RIGHT SIDE OF INSIDE OF FRONT COVER FOLD OUT

[Picture of human spine before Kyphoplasty procedure and picture of human spine after Kyphoplasty procedure.]

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   1
Risk Factors.............................................................   5
Forward-Looking Statements...............................................  12
Use of Proceeds..........................................................  13
Dividend Policy..........................................................  13
Capitalization...........................................................  14
Dilution.................................................................  15
Selected Financial Data..................................................  16
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  17
Business.................................................................  23
Management...............................................................  38
Certain Relationships and Related Transactions...........................  47
Principal Stockholders...................................................  48
Description of Capital Stock.............................................  50
Shares Eligible for Future Sale..........................................  53
Underwriting.............................................................  55
Legal Matters............................................................  57
Experts..................................................................  57
Where You Can Find More Information......................................  57
Index to Financial Statements............................................ F-1

                        -------------------------------

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

Kyphon(TM), KyphX(TM), Kyphoplasty(TM), Balloon Kyphoplasty(TM) and the Kyphon logo are our trademarks. All other trademarks or service marks appearing in this prospectus are the property of their respective companies.

                                    SUMMARY

This summary provides an overview of information contained elsewhere in this prospectus. You should read the entire prospectus carefully, especially the risks of investing in our common stock which we discuss under "Risk Factors."

Business of Kyphon

We develop medical devices for orthopedic applications using our proprietary balloon technology. Our first commercial products, comprising our KyphX system, are used in a surgical spine procedure called Kyphoplasty for the treatment of vertebral body compression fractures, the most common type of spine fracture. We believe that Kyphoplasty offers an effective and minimally-invasive alternative to other spine fracture treatments, including medication, bed rest, vertebroplasty and highly-invasive surgical procedures. We market our products primarily to spine-focused orthopedic surgeons and neurosurgeons.

In January 1999, we began to build our direct sales and marketing organization and we initiated limited sales for our KyphX System to several major medical centers. In May 2000, we commenced full commercial introduction of our KyphX system in the United States. From our inception until August 31, 2000, we recognized $2.3 million in revenues from the sale of our products. As of August 31, 2000, we had trained approximately 300 physicians in the United States and Europe in the Kyphoplasty procedure, and physicians had performed the procedure on approximately 1,200 vertebral body compression fractures in over 750 patients. We expect to have trained over 400 physicians in the United States and 20 in Europe by the end of the year.

Our Target Market

Each year, there are approximately 700,000 vertebral body compression fractures in the United States. Of these, approximately 275,000 fractures are diagnosed, most of which are treated with bed rest and medication. These fractures result in approximately 150,000 hospitalizations costing over $1.6 billion. The leading cause of vertebral body compression fractures is osteoporosis, a disease characterized by bone deterioration. In the United States, 16% of women and five percent of men over the age of 50 have one or more diagnosed vertebral body compression fractures caused by osteoporosis. Vertebral body compression fractures can result in significant pain, reduced respiratory function, impaired quality of life and increased risk of death.

Vertebral body compression fractures are difficult to repair. Conventional spine surgery is highly invasive and risky due to the proximity of the surgical site to the spinal cord and vital organs. In addition, the metal implants used in conventional surgical procedures can fail to hold in patients with osteoporotic bone. Vertebroplasty, a recent alternative to conventional spine surgery, is not designed to restore vertebral height, but simply to reduce pain and stabilize the already compressed vertebral body. Nonsurgical treatments, including medication, bed rest and back braces, cannot repair vertebral body compression fractures, and treat only the symptoms of the fracture.

Kyphoplasty: A Restorative Treatment for Vertebral Body Compression Fractures

Kyphoplasty is a minimally-invasive orthopedic procedure that involves the insertion of one or two of our disposable proprietary balloon devices into the fractured vertebral body. Once inserted, the surgeon inflates our balloons to create a cavity and to compact the deteriorated bone with the intent to restore vertebral height. The balloons are then removed and the newly created cavity is filled with the surgeon's choice of bone filler material, creating an internal cast for the fractured area. Potential benefits of Kyphoplasty include:

  .  restoration of vertebral body height;

  .  reduction of spinal deformities;

  .  reduction of pain; and

  .  enhanced quality of life.

Our goal is to become the leading provider of minimally-invasive medical devices for the treatment of spinal fractures. We are also adapting our products for orthopedic applications in the wrist, knee, and hip. The products we currently market, which comprise the KyphX system, include the KyphX Inflatable Bone Tamp, the KyphX Inflation Syringe, the KyphX Bone Access System and the KyphX Bone Filler Device. The KyphX Inflatable Bone Tamp, our proprietary balloon, has received United States Food and Drug Administration clearance for the treatment of fractures and the creation of a void in cancellous bone. Our other KyphX products are exempt from FDA clearance. We also have CE Mark approval for the commercialization of our products in Europe, a market we believe could offer substantial opportunities. As of August 31, 2000, we had 11 issued patents and 62 pending applications worldwide.

We were incorporated in Delaware in January 1994 and commenced operations in September 1996. The address of our corporate headquarters is 1350 Bordeaux Drive, Sunnyvale, California 94089. Our telephone number is (408) 548-6500. Our web site is located at http://www.kyphon.com. We do not intend information contained in our web site or web sites linked to our web site to be a part of this prospectus.

                                  The Offering

Common stock offered...................................          shares

Common stock outstanding after the offering............          shares

Offering price......................................... $        per share

Use of proceeds........................................ We intend to use the proceeds from the offering
                                                        to pay for sales and
                                                        marketing initiatives, to
                                                        support outcome studies and
                                                        reimbursement efforts, for
                                                        product research and product
                                                        development and general
                                                        corporate purposes. See "Use
                                                        of Proceeds" for more
                                                        detailed information about
                                                        our use of proceeds from the
                                                        offering.

Proposed Nasdaq National Market symbol................. KYPH

The number of shares of common stock to be outstanding after the offering is based on shares outstanding as of August 31, 2000 and excludes:

  . 3,792,918 shares of our common stock issuable upon exercise of options outstanding as of August 31, 2000 under our 1996 stock option plan at a weighted average exercise price of $0.49 per share;

  . 43,359 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $2.04 per share;

  . 2,500,000 shares of our common stock reserved for issuance under our 2000 stock plan; and

  . 1,000,000 shares of our common stock reserved for issuance under our 2000 employee stock purchase plan.

Except as otherwise noted, all information in this prospectus:

  .  assumes no exercise of the underwriters' over-allotment option;

  .  reflects the completion of a      for       reverse stock split that will
     occur prior to the closing of this offering; and

  . reflects the conversion of all of our shares of outstanding preferred stock into shares of our common stock upon completion of this offering.

                             Summary Financial Data
                (in thousands, except share and per share data)

The following table summarizes the financial data for our business during the periods indicated. See note 2 of notes to financial statements for an explanation of the determination of the number of shares used in computing per share data.

                                                             Six Months Ended
                              Years Ended December 31,           June 30,
                             -----------------------------  -------------------
                               1997     1998       1999      1999       2000
                             --------  -------  ----------  -------  ----------
                                                               (unaudited)
Statements of Operations
 Data:
Sales......................  $     --  $    --  $      261  $    45  $    1,015
Cost of goods sold.........        --       --         505      102       1,340
                             --------  -------  ----------  -------  ----------
Loss on product sales......        --       --        (244)     (57)       (325)
Operating expenses:
 Research and development..       763    1,694       1,997      833       1,559
 Sales and marketing.......        --       87       1,269      298       3,996
 General and administra-
  tive.....................       384      872       1,883      823       2,188
                             --------  -------  ----------  -------  ----------
Total operating expenses...     1,147    2,653       5,149    1,954       7,743
Loss from operations.......    (1,147)  (2,653)     (5,393)  (2,011)     (8,068)
Net loss...................  $ (1,144) $(2,643) $   (5,171) $(1,908) $   (7,809)
                             ========  =======  ==========  =======  ==========
Net loss per common share,
 basic and diluted.........  $(715.99) $(14.11) $   (12.96) $ (5.90) $    (8.15)
                             ========  =======  ==========  =======  ==========
Weighted-average shares
 used in computing net loss
 per common share, basic
 and diluted...............     1,598  187,316     399,150  323,531     957,669
                             ========  =======  ==========  =======  ==========
Pro forma net loss per
 common shares, basic and
 diluted (unaudited).......                     $    (0.28)          $    (0.29)
                                                ==========           ==========
Weighted-average shares
 used in computing pro
 forma net loss per common
 share, basic and diluted
 (unaudited)...............                     18,624,967           26,932,571
                                                ==========           ==========

In the pro forma as adjusted column of the balance sheet data below, we have adjusted the balance sheet data as of June 30, 2000, to reflect the conversion of preferred stock into common stock upon the closing of this offering and to
give effect to our receipt of the estimated net proceeds of $   million from
the sale of          shares of common stock we are offering for sale under this
prospectus at an assumed initial public offering price of $       per share
after deducting the underwriting discounts and commissions and estimated offering expenses.

                                                           As of June 30, 2000
                                                           ---------------------
                                                                      Pro Forma
                                                            Actual   As Adjusted
                                                           --------  -----------
                                                               (unaudited)
Balance Sheet Data:
Cash, cash equivalents and short-term investments......... $ 21,053
Working capital...........................................   20,232
Total assets..............................................   24,501
Long-term obligations, net................................      191
Convertible preferred stock...............................   38,024
Total stockholders' equity (deficit)......................  (15,872)

                                  RISK FACTORS

You should carefully consider the risks described below before participating in this offering. If any of the following risks actually occur, our business, financial condition, operating results or cash flows could be materially harmed. As a result, the trading price of our common stock could decline, and you might lose all or part of your investment.

Risks Related to our Business

We have a history of net losses; we expect to continue to incur net losses and we may never achieve or maintain profitability.

We have a limited operating history upon which you can evaluate our business. We have incurred losses every year since we began operations. In particular, we incurred losses of $2.6 million in 1998, $5.2 million in 1999 and $7.8 million in the six months ended June 30, 2000. As of August 31, 2000, we had an accumulated deficit of approximately $19.5 million. Through August 31, 2000, we have only generated $2.3 million from the sale of our products and it is possible that we will never generate significant revenues. Currently, we recognize revenue upon our hand delivery of products to treating surgeons immediately prior to a Kyphoplasty procedure. As a result, our revenue potential may be limited by our ability to attend procedures. Even if we do achieve significant revenues from our product sales, we expect to incur significant operating losses over the next several years. We may never achieve profitable operations.

We have only recently begun commercial introduction of our KyphX products and our business is dependent on their success.

We began full commercial introduction of our KyphX products in May 2000. Since our KyphX products account for all of our revenue, we are highly dependent on their sales. To date, we have sold only limited quantities. We cannot assure you that we will be able to market these products successfully. If we are unable to market our KyphX products successfully, we may not generate sufficient sales to support our business.

If physicians are unable to obtain reimbursement for Kyphoplasty, our products will not be widely used.

Physicians are unlikely to purchase our products in significant numbers if they do not receive reimbursement from payors for their services in performing the Kyphoplasty procedure. Currently, there is no specific procedure code under which reimbursement to physicians is available for performing Kyphoplasty. We will not be able to obtain a specific Kyphoplasty procedure code before January 1, 2002. Until a specific code is granted, physician reimbursement may be unavailable or difficult to obtain in some states. As a result, in some cases the physicians performing the procedure have not been reimbursed. In the absence of a specific procedure code, payors, including large insurance companies and Medicare, may refuse to reimburse for the cost of the Kyphoplasty procedure until peer reviewed clinical data has been published. In particular, there are two states which have refused to provide reimbursement, and we do not expect these states to consider reimbursement until peer reviewed journal articles are published.

There are no published peer reviewed journal articles regarding Kyphoplasty and we do not anticipate publication of the first peer reviewed journal article before November 2000. Even upon the publication of peer reviewed data, payors still may not reimburse for the procedure at all or in an adequate amount. If physicians are unable to obtain adequate reimbursement for Kyphoplasty, we may be unable to sell our products and our business could suffer. See "Business-- Reimbursement."

Adverse changes in reimbursement procedures by domestic and international payors may limit our ability to market and sell our products.

Even if the Kyphoplasty procedure is reimbursed by private payors and Medicare, adverse changes in payors' policies toward reimbursement for the procedure would harm our ability to market and sell our products. We are unable to predict what changes will be made in the reimbursement methods used by payors. We cannot be certain that under prospective payment systems, such as those utilized by Medicare, and in many managed care systems used by private health care payors, the cost of our products will be justified and incorporated into the overall cost of the procedure.

Once we have fulfilled international regulatory requirements to market our products, our success will be partly dependent upon the availability of reimbursement within prevailing health care payment systems. Reimbursement and health care payment systems in international markets vary significantly by country and include both government-sponsored health care and private insurance. In addition, health care cost containment efforts similar to those we face in the United States are prevalent in many of the other countries in which we intend to sell our products and these efforts are expected to continue. Although we intend to seek international reimbursement approvals, we cannot assure you that any such approvals will be obtained in a timely manner, if at all. See "Business--Reimbursement."

We may be required to seek additional regulatory clearance or approval to market the KyphX system for Kyphoplasty or new indications or uses.

FDA enforcement policy prohibits the marketing of approved medical devices for unapproved uses. Our KyphX Inflatable Bone Tamp is cleared for the reduction of fractures and/or creation of a void in cancellous bone. We believe that we can market and promote the KyphX system for Kyphoplasty. However, the use of our KyphX system specifically for Kyphoplasty and the benefits thereof have not been approved or cleared by the FDA in the labeling of the KyphX Inflatable Bone Tamp. As a result, the FDA may take the position that promoting the KyphX system for Kyphoplasty or other specific indications or making claims about the benefits of using the Kyphoplasty system requires a new 510(k) clearance or PMA approval. In addition, the FDA could issue a warning letter to us and request that we cease promoting our KyphX system for Kyphoplasty. We cannot be certain that such clearance or approval can be obtained in a timely fashion or at all.

The FDA has not approved most bone filler materials for use in the spine. FDA regulations prohibit us from promoting or advertising the use of a bone filler material in any Kyphoplasty procedure unless it is approved for use in the spine. If the FDA believes that we have promoted the KyphX system for use with bone filler material that is not approved for use in the spine, we could be required to revise our promotional claims, to halt sales and/or recall product or take other remedial action. The FDA could also require us to pay significant fines or penalties. These FDA requirements could harm our profitability. See "Business--Government Regulation."

To be commercially successful, we will have to convince physicians that Kyphoplasty is an attractive alternative to existing spine fracture treatments.

We believe that physicians will not widely adopt our products unless they determine, based on experience, clinical data and published peer reviewed journal articles, that the Kyphoplasty procedure and our KyphX system provide an attractive alternative to conventional means of treating spinal fractures. There are no independently published clinical reports and limited long-term clinical follow-up data to support the marketing efforts for our KyphX system. Patient studies or clinical experience may indicate that treatment with our products does not provide patients with sustained benefits. Further, because some of our data has been produced in studies that are not randomized and involve small patient groups, our data may not be reproduced in wider patient populations. In addition, we believe that continued recommendations and support of Kyphoplasty by influential physicians are essential for market acceptance of our KyphX system. If Kyphoplasty does not continue to receive support from these physicians or from long-term data, surgeons may not use and hospitals may not purchase our products. See "Business--Outcome Studies."

If we are unable to train sufficient numbers of surgeons effectively in the use of our products, sales may not increase significantly and market acceptance may be delayed.

There is a learning process involved for surgeons to become proficient in the Kyphoplasty procedure and the use of our products. Broad use of our products will require us to educate and initially monitor more surgeons than those that currently perform Kyphoplasty procedures. Market acceptance could be delayed by the time required to complete this education and monitoring process. In addition, we currently have more surgeons who want to perform Kyphoplasty than can be trained or supported by our sales representatives. Although we are currently hiring additional personnel, this process may take longer than expected and may harm sales of our products.

If we are sued in a product liability action, we could be forced to pay substantial damages.

We manufacture medical devices that are used on patients in spine surgery procedures. Spine surgery involves significant risk of serious complication, including death, paralysis and nerve injury. Consequently, companies that produce products for use in the spine are subject to a significant risk of product liability litigation. Of the more than 750 patients treated with our products, physicians have reported six instances in which our products may have contributed to a serious complication. If our products are found to have caused or contributed to these or other injuries, we could be held liable for substantial damages.

We cannot assure you that our current product liability coverage limits will be adequate to protect us from any liabilities we might incur in connection with the use of our products. In addition, we may require increased product liability coverage if sales of our products increase. Product liability insurance is expensive and may not be available to us in the future on acceptable terms, if at all. Additionally, if longer term patient studies or clinical experience indicate that our procedures cause tissue damage, motor impairment or other negative effects, we could be subject to significant liability.

We have no experience manufacturing our products in commercial quantities, which could adversely impact the rate at which we grow.

We may encounter difficulties manufacturing our products for the following reasons:

  .  our limited experience manufacturing products in commercial quantities;

  . our limited experience manufacturing products in compliance with regulatory requirements;

  .  the difficulty in recruiting and retaining qualified employees; and

  .  our dependence on a single supplier for one key product component.

Manufacturers often experience difficulties in scaling up production, including problems with production yields and quality control and assurance. If we are unable to provide customers with high quality products in a timely manner, we may not be able to achieve market acceptance. Our inability to successfully manufacture our products would cause our revenues to decline. See "Business-- Manufacturing."

Our reliance on suppliers of components used in our products, including one single source supplier, could limit our ability to meet demand for our products in a timely manner or within our budget.

We are dependent upon outside suppliers to provide us with key components necessary for the manufacture of our products. Because we obtain components through purchase orders rather than long-term supply agreements and generally do not maintain large volumes of inventory, the disruption or termination of the supply of components could lead to:

  . a significant increase in manufacturing costs associated with the need to obtain replacement components;

  . our inability to meet demand for our products, which could lead to customer dissatisfaction and damage our reputation; and

  . delays associated with regulatory qualifications required for use of replacement suppliers.

Any one of these results could harm our sales and profits forecasts and make it difficult to meet our business goals.

There is only one company that produces the particular polymer material that we currently use in our balloons. We obtain our inventory from this supplier on a purchase order basis and cannot be sure that the supplier will continue to meet our needs as we grow our business. We may not be able to locate an alternative polymer material on a timely and cost-effective basis, if necessary. Because the polymer is critical to our KyphX Inflatable Bone Tamp, a disruption in supply would also disrupt our sale of products. See "Business-- Manufacturing."

We have limited sales and marketing experience and any failure to sell our products will negatively impact future revenues.

We currently have limited experience in marketing and selling our products. We will need to expand our sales team significantly over the next 12 months to achieve our sales growth goals. We will face significant challenges and risks in building and managing our sales team, including managing geographically dispersed sales efforts and adequately training our sales people in the use and benefits of our products. We are in the process of recruiting significant additional sales and marketing personnel in order to support our commercialization efforts. We cannot be certain that we will be able to hire sufficient personnel to keep up with demand for our products. We currently require a sales representative to attend each Kyphoplasty procedure. As a result, our failure to recruit additional sales personnel may cause sales and use of our products to decline. In addition, to the extent that we enter into distribution arrangements for the sale of our products, we will be dependent upon the efforts of third party distributors. We cannot assure you that these distributors will commit the necessary resources to effectively market and sell our products, or that they will be successful in selling our products. To the extent our marketing and sales efforts are unsuccessful, we may not achieve expected revenues. See "Business--Sales and Marketing."

Because we face significant competition from companies with greater resources than we have, we may be unable to compete effectively.

The market for medical devices is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. Our industry also includes large pharmaceutical companies that are developing drug products which may reduce the incidence of osteoporosis and, therefore, the market for our products. Our ability to compete successfully depends in part on our ability to respond quickly to medical and technological change and user preference through the development and introduction of new products that are of high quality and that address patient and surgeon requirements. We compete with many larger companies that enjoy several competitive advantages, including:

  .  established distribution networks;

  .  established relationships with health care providers and payors;

  . additional lines of products, and the ability to bundle products to offer higher discounts or other incentives to gain a competitive advantage; and

  . greater resources for product development, sales and marketing and patent litigation.

At any time, other companies may develop additional competitive products. If we are unable to compete effectively against existing or future competitors, sales of our products will decline. See "Business--Competition."

The amounts that we raise in this offering may not be adequate to take us to profitability. We may be unable to obtain future capital in adequate amounts and on satisfactory terms.

We may require supplemental financing in addition to the net proceeds of this offering before we achieve profitable operations. We cannot assure you that such additional financing will be available on a timely basis on terms acceptable to us, or at all, or that such financing will not be dilutive to stockholders. If adequate funds are not available, we may have to delay development or commercialization of our products or license to third parties the rights to commercialize products or technologies that we would otherwise seek to commercialize for ourselves. We also may have to reduce the marketing, customer support or other resources devoted to our products.

Our failure to obtain or maintain necessary regulatory clearances or approvals could hurt our ability to commercially distribute and market our products.

Our products are considered medical devices and are subject to extensive regulation in the United States and in foreign countries where we intend to do business. Unless an exemption applies, each medical device that we wish to market in the United States must first receive either 510(k) clearance or premarket approval from the FDA. Either process can be lengthy and expensive. The FDA's 510(k) clearance process usually takes from four to twelve months, but may take longer. The premarket application, or PMA, approval process is much more costly, lengthy and uncertain. It generally takes from one to three years or even longer. Although we have obtained 510(k) clearance for the KyphX Inflatable Bone Tamp for the reduction of fractures and/or creation of a void in cancellous bone, our 510(k) clearance can be revoked if safety or effectiveness problems develop. We also may be required to obtain 510(k) clearance or PMA approval to market additional products or indications for the KyphX system. We cannot be certain that we can do so in a timely manner or at all. Delays in obtaining clearance or approval will adversely affect our revenues and profitability.

International sales of our products are also subject to strict regulatory requirements. The regulatory review process varies from country to country. We have obtained regulatory clearance to market our products in Europe, but we may be unable to maintain such approval in the future, which would preclude us from selling our products. We have not obtained other international regulatory approvals. We cannot assure you that we will obtain clearances and approvals in any particular country on a timely basis, or at all. See "Business--Government Regulation."

Modifications to our marketed devices may require new 510(k) clearances or PMA approvals or require us to cease marketing or recall the modified devices until such clearances are obtained.

Any modification to a 510(k)-cleared device that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or, possibly, PMA approval. The FDA requires every manufacturer to make this determination in the first instance, but the FDA can review any such decision. We have modified aspects of our KyphX system, but we believe that new 510(k) clearances are not required. We cannot assure you that the FDA will agree with any of our decisions not to seek new clearances or approvals. If the FDA requires us to seek 510(k) clearance or PMA approval for any modification to a previously cleared product, we also may be required to cease marketing or recall the modified device until we obtain such clearance or approval. Also, we may be subject to significant regulatory fines or penalties. See "Business--Government Regulation."

If we or our suppliers fail to comply with regulatory requirements, our manufacturing operations could be delayed.

Our manufacturing processes are required to comply with the Quality System Regulation, or QSR, which covers the procedures and documentation of the design, testing, production, control, quality assurance, labeling, packaging and shipping of our products. The FDA enforces the QSR through inspections. We have never been through a QSR inspection and we cannot assure you that we would pass. If we fail a QSR inspection, our operations could be disrupted and our manufacturing delayed. Failure to take adequate corrective action in response to a QSR inspection could force a shut-down of our manufacturing operations and a recall of our products, which would cause our product sales and profitability to suffer. See "Business--Manufacturing."

If we are unable to protect our intellectual property from use by third parties, our ability to compete in the market will be harmed.

Protection of our patent portfolio is key to our future success, particularly because we compete in the heavily patented medical device industry. We rely on patent protection, as well as on a combination of copyright, trade secret and trademark laws, to protect our proprietary technology. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. For example, our patents may be challenged, invalidated or circumvented by third parties. Our patent applications and the notice of allowance we have received may not issue as patents at all or in a form that will be advantageous to us. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by consultants, vendors, former employees and current employees, despite the existence of nondisclosure and confidentiality agreements and other contractual restrictions. Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. If our intellectual property rights are not adequately protected, we will be unable to keep other companies from competing directly with us, which could result in a decrease in our market share. "See Business--Patents and Proprietary Technology."

Our products could infringe on the intellectual property rights of others, which may lead to costly litigation, substantial damages or royalties and our inability to use essential technologies.

The medical device industry has been characterized by extensive litigation and administrative proceedings regarding patents and other intellectual property rights, and companies have employed such actions to gain a competitive advantage. Whether a product infringes a patent involves complex legal and factual issues, the determination of which is often uncertain. Our competitors may assert that our products and methods infringe their patents. In addition, they may claim that their patents have priority over ours because their patents issued first. Because patent applications can take many years to issue, there may be applications now pending of which we are unaware, which may later result in issued patents that our products may infringe. There could also be existing patents that one or more of our products may inadvertently be infringing of which we are unaware. As the number of competitors in the market for minimally-invasive spine disorder treatments grows, the possibility of a patent infringement claim against us increases.

Infringement and other intellectual property claims, with or without merit, can be expensive and time-consuming to litigate and can divert management's attention from our core business. In addition, if we lose in this kind of litigation, a court could require us to pay substantial damages and/or royalties and prohibit us from using essential technologies. Also, although we may seek to obtain a license under a third party's intellectual property rights in order to bring an end to certain claims or actions asserted against us, we may not be able to obtain such a license on reasonable terms or at all. See "See Business--Patents and Proprietary Technology."

In order to manage our growth successfully, we must compete with others to attract and retain key personnel, and any loss of, or inability to attract, such personnel would hurt our ability to grow.

We believe our future success will depend upon our ability to successfully manage our growth, including attracting and retaining engineers and other highly skilled personnel. Our employees are at will and not subject to employment contracts. Hiring qualified management and technical personnel will be difficult due to the limited number of qualified professionals. Competition for these types of employees is intense, especially in the geographic area where our business is located. We have in the past experienced difficulty in recruiting qualified personnel. Failure to attract and retain personnel, particularly management and technical personnel, would materially harm our business.

Risks Related to the Offering

Our principal stockholders have significant voting power and may take actions that may not be in the best interests of our other stockholders.

After this offering, our officers, directors and principal stockholders will
together control approximately    % of our outstanding common stock. As a
result, these stockholders, if they act together, will be able to control our management and affairs in all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might affect the market price of our common stock. This concentration of ownership may not be in the best interest of our other stockholders.

Anti-takeover provisions in our certificate of incorporation, our bylaws and Delaware law contain provisions that could discourage a takeover.

Provisions of our certificate of incorporation, bylaws and Delaware law may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable. See "Management--Board of Directors" and "Description of Capital Stock--Anti-takeover Effects of Provisions of Our Charter and Bylaws" and "--Section 203 of the General Corporation Law of the State of Delaware."

A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

Sales of a substantial number of shares of our common stock in the public market following this offering could harm the market price for our common stock. As additional shares of our common stock become available for resale in the public market, the supply of our common stock will increase, which could decrease the price. For a quantification of the number of shares that will become eligible for sale in the public market, see "Shares Eligible for Future Sale."

Our common stock has not been publicly traded, and we expect that the price of our common stock will fluctuate substantially.

Prior to this offering, there has been no public market for shares of our common stock. An active public trading market may not develop following completion of this offering or, if developed, may not be sustained. The price of the shares of common stock sold in this offering will be determined by negotiation between the underwriters and us. This price will not necessarily reflect the market price of the common stock following this offering. The market price for the common stock following this offering will be affected by a number of factors, including:

  . regulatory or reimbursement developments in the United States or other countries;

  .  product liability claims or other litigation;

  . the announcement of new products or product enhancements by us or our competitors;

  .  quarterly variations in our or our competitors' results of operations;

  .  changes in earnings estimates or recommendations by securities analysts;

  .  developments in our industry; and

  . general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

New investors will experience immediate and substantial dilution in the value of their common stock following the offering.

If you purchase shares of our common stock in this offering, you will incur immediate and substantial dilution in pro forma net tangible book value. If the holders of outstanding options exercise those options, you will incur further dilution. See "Dilution."

                           FORWARD-LOOKING STATEMENTS

Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential" or "continue" or the negative of such terms and other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor anyone else assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results, unless required by law.

                                USE OF PROCEEDS

We estimate that the net proceeds from the sale of the shares of common stock
we are offering will be approximately $    million at an assumed initial public
offering price of $      per share. If the underwriters fully exercise the
over-allotment option, the net proceeds will be approximately $    million.
"Net proceeds" are what we expect to receive after we pay the underwriting discounts and commissions and estimated offering expenses.

Of the net proceeds that we will receive from the offering, we expect to use approximately:

  . $20.0 million for sales and marketing initiatives to support the commercialization of the KyphX system;

  .  $3.0 million for support of outcome studies and reimbursement efforts;
     and

  .  $4.0 million for product research and product development.

We intend to use the remainder of the net proceeds for general corporate purposes. We may also use a portion of the net proceeds for potential strategic acquisitions and investments in third parties. We currently have no specific plans or agreements with regard to such acquisitions or investments. Pending our uses of the proceeds, we intend to invest the net proceeds of this offering primarily in short-term, investment-grade, interest-bearing instruments.

The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the growth of our business.

                                DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2000. It also sets forth our capitalization:

  . on a pro forma basis to give effect to the automatic conversion of our preferred stock into 26,291,288 shares of common stock which will occur upon the closing of this offering; and

  . on a pro forma as adjusted basis to give effect to the conversion of our preferred stock into common stock and to reflect our receipt of the net
     proceeds from the sale of          shares of common stock at an assumed
     initial public offering price of $      per share, less underwriting
     discounts and commissions and estimated offering expenses.

                                                     As of June 30, 2000
                                                -------------------------------
                                                            Pro      Pro Forma
                                                 Actual    Forma    As Adjusted
                                                --------  --------  -----------
                                                 (in thousands, except share
                                                            data)
                                                         (unaudited)
Long-term obligations.......................... $    191  $    191
Convertible preferred stock, $0.001 par value;
 26,438,116 shares authorized, actual;
 5,000,000 shares authorized, pro forma and pro
 forma as adjusted; 26,291,288 shares issued
 and outstanding, actual; no shares issued and
 outstanding, pro forma and pro forma as ad-
 justed........................................   38,024        --
Stockholders' equity (deficit):
 Common stock, $0.001 par value; 40,000,000
  shares authorized, actual; 50,000,000 shares
  authorized, pro forma and pro forma as ad-
  justed; 2,133,559 shares issued and outstand-
  ing, actual; 28,424,847 shares issued and
  outstanding, pro forma;         shares issued
  and outstanding, pro forma as adjusted.......        2        28
Additional paid-in capital.....................    6,135    44,133
Deferred stock-based compensation, net.........   (5,448)   (5,448)
Accumulated other comprehensive income.........      424       424
Accumulated deficit............................  (16,985)  (16,985)
                                                --------  --------      ---
 Total stockholders' equity (deficit)..........  (15,872)   22,152
                                                --------  --------      ---
  Total capitalization......................... $ 22,343  $ 22,343      $
                                                ========  ========      ===

The outstanding share information in the table above is based on the number of shares outstanding as of June 30, 2000. This table excludes:

  . 3,571,626 shares of our common stock subject to outstanding options as of June 30, 2000, at a weighted average exercise price of $0.42 per share;

  . 43,359 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $2.04;

  . 2,500,000 shares of our common stock reserved for issuance under our 2000 stock plan; and

  . 1,000,000 shares of our common stock reserved for issuance under our 2000 employee stock purchase plan.

See "Management--Employee Benefit Plans" and "Description of Capital Stock."

                                    DILUTION

The pro forma net tangible book value of our common stock as of June 30, 2000, was $22.2 million, or $0.78 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of common stock outstanding after giving effect to the conversion of all outstanding shares of preferred stock into common stock. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the pro forma net tangible book value per share of our common stock immediately
afterwards. After giving effect to our sale of        shares of common stock
offered by this prospectus and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net
tangible book value will be $        , or approximately $       per share. This
represents an immediate increase in pro forma net tangible book value of
$       per share to existing stockholders and an immediate dilution in pro
forma net tangible book value of $       per share to new investors. The
following table illustrates this dilution:

Assumed initial public offering price per share........................       $
                                                                              ---
 Pro forma net tangible book value per share before the offering....... $0.78
 Increase per share attributable to new investors......................
                                                                        -----
Pro forma net tangible book value per share after the offering.........
                                                                              ---
Dilution per share to new investors....................................       $
                                                                              ===

The following table sets forth, on a pro forma basis as of June 30, 2000, the differences between the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by the new investors, before deducting the underwriting discounts and commissions and estimated offering expenses payable by us, using
an assumed initial public offering price of $      per share.

                                 Shares Purchased  Total Consideration  Average
                                ------------------ -------------------   Price
                                  Number   Percent   Amount    Percent Per Share
                                ---------- ------- ----------- ------- ---------
Existing stockholders.......... 28,424,847         $38,301,372           $1.35
New investors..................
                                ----------   ---   -----------   ---
 Total.........................              100%                100%
                                ==========   ===   ===========   ===

The tables above assume no exercise of options or warrants after June 30, 2000. The number of shares outstanding as of June 30, 2000 excludes:

  . 3,571,626 shares of common stock issuable upon exercise of options outstanding as of June 30, 2000, with a weighted average exercise price of $0.42 per share;

  . 43,359 shares issuable upon exercise of outstanding warrants at a weighted average price of $2.04 per share;

  . 2,500,000 shares available for future grant under our 2000 stock plan and 1,000,000 shares reserved for issuance under our 2000 employee stock purchase plan.

The exercise of outstanding options and warrants, all of which have an exercise price less than the offering price would increase the dilutive effect to new investors.

If the underwriters' over-allotment option is exercised in full, the following will occur:

  .  the percentage of shares of common stock held by existing stockholders
     will decrease to approximately      % of the total number of shares of
     common stock outstanding; and

  .  the number of shares held by new public investors will be increased to
            or approximately      % of the total number of shares of our
     common stock outstanding after this offering.

                            SELECTED FINANCIAL DATA

The following statements of operations data for the years ended December 31, 1997, 1998 and 1999 and balance sheet data as of December 31, 1998 and 1999 have been derived from our audited financial statements and notes thereto, which are included elsewhere in this prospectus. The statements of operations data for the years ended December 31, 1995 and 1996 and the balance sheet data as of December 31, 1995, 1996 and 1997 were derived from our audited financial statements, which do not appear in this prospectus. The statements of operations data for the six months ended June 30, 1999 and 2000 and the balance sheet data as of June 30, 2000 were derived from unaudited financial statements included elsewhere in this prospectus. We have prepared this unaudited information on the same basis as the audited financial statements and have included all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair presentation of our financial position and operating results for such periods. When you read this selected financial data, it is important that you also read the historical financial statements and related notes included in this prospectus, as well as the section of this prospectus related to "Management's Discussion and Analysis of Financial Condition and Results of Operations." Historical results are not necessarily indicative of future results.

                                                                                        Six Months Ended
                                         Years Ended December 31,                           June 30,
                          ---------------------------------------------------------  -----------------------
                             1995       1996        1997        1998        1999        1999         2000
                          ---------- ----------  ----------  ----------  ----------  -----------  ----------
                             (in thousands, except share and per share data)              (unaudited)
Statements of Operations
 Data:
Sales...................  $       -- $       --  $       --  $       --  $      261  $       45   $    1,015
Cost of goods sold......          --         --          --          --         505         102        1,340
                          ---------- ----------  ----------  ----------  ----------  ----------   ----------
Loss on product sales...          --         --          --          --        (244)        (57)        (325)
Operating expenses:
 Research and
  development...........          --        132         763       1,694       1,997         833        1,559
 Sales and marketing....          --         --          --          87       1,269         298        3,996
 General and
  administrative........          --         95         384         872       1,883         823        2,188
                          ---------- ----------  ----------  ----------  ----------  ----------   ----------
Total operating
 expenses...............          --        227       1,147       2,653       5,149       1,954        7,743
                          ---------- ----------  ----------  ----------  ----------  ----------   ----------
Loss from operations....          --       (227)     (1,147)     (2,653)     (5,393)     (2,011)      (8,068)
Interest income
 (expense), net.........          --          9           3          10         222         103          259
                          ---------- ----------  ----------  ----------  ----------  ----------   ----------
Net loss................  $       -- $     (218) $   (1,144) $   (2,643) $   (5,171) $   (1,908)  $   (7,809)
                          ========== ==========  ==========  ==========  ==========  ==========   ==========
Net loss per common
 share, basic and
 diluted................  $       -- $    (0.10) $  (715.99) $   (14.11) $   (12.96) $    (5.90)  $    (8.15)
                          ========== ==========  ==========  ==========  ==========  ==========   ==========
Weighted-average shares
 used in computing net
 loss per common share,
 basic and diluted......   3,600,000  2,248,767       1,598     187,316     399,150     323,531      957,669
                          ========== ==========  ==========  ==========  ==========  ==========   ==========
Pro forma net loss per
 common share, basic and
 diluted (unaudited)....                                                 $    (0.28)              $    (0.29)
                                                                         ==========               ==========
Weighted-average shares
 used in computing pro
 forma net loss per
 common share, basic
 and diluted............                                                 18,624,967               26,932,571
                                                                         ==========               ==========
                                                                                        As of
                                                                                      June 30,
                                               December 31,                             2000
                          ---------------------------------------------------------  -----------
                             1995       1996        1997        1998        1999
                          ---------- ----------  ----------  ----------  ----------
                                              (in thousands)                         (unaudited)
Balance Sheet Data:
Cash, cash equivalents
 and short-term
 investments............  $       -- $      802  $    2,366  $    8,123  $   25,318  $   21,053
Working capital.........          --        755       2,103       7,632      24,725      20,232
Total assets............          --        815       2,507       8,637      26,292      24,501
Long-term obligations,
 net....................          --         --          95         308         209         191
Convertible preferred
 stock..................          --        983       3,479      11,718      34,156      38,024
Deferred stock-based
 compensation, net......          --         --          --          --        (768)     (5,448)
Total stockholders'
 equity (deficit).......          --       (218)     (1,352)     (3,917)     (9,014)    (15,872)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with the "Selected Financial Data" and with the financial statements and the notes included elsewhere in this prospectus.

Overview

We develop medical devices for orthopedic applications using our proprietary balloon technology. From inception in 1994 until 1998, our operations consisted primarily of start-up activities, including development of our KyphX system, recruiting personnel and raising capital. Our KyphX system consists of our KyphX Inflatable Bone Tamp, KyphX Inflation Syringe, KyphX Bone Access Systems and KyphX Bone Filler Device. In July 1998, we gained FDA clearance for our KyphX Inflatable Bone Tamp. Our other KyphX products are exempt from the FDA clearance process. Surgeons are using our KyphX system in Kyphoplasty procedures to treat vertebral body compression fractures, which are mainly caused by osteoporosis. In January 1999, we began to build our direct sales and marketing organization, and we initiated our sales effort of the KyphX system to major medical centers involved in our post-marketing outcome studies. In May 2000, we commenced full commercial introduction of our KyphX system. From inception to August 31, 2000, we recognized $2.3 million in revenue from sales of our products.

Since our inception we have been unprofitable. For the years ended December 31, 1998 and 1999, and for the six months ended June 30, 2000, we incurred net losses of approximately $2.6 million, $5.2 million and $7.8 million, respectively. As of June 30, 2000, we had an accumulated deficit of $17.0 million. The process of commercializing our initial products, obtaining third-party reimbursement, and completing outcome studies will continue to require significant expenditures. These activities, together with our general and administrative expenses, are expected to result in significant additional operating losses for the foreseeable future.

We currently market our products through a direct sales organization to physicians who perform spine surgery, including orthopedic spine surgeons and neurosurgeons. Currently, our sales representatives attend each Kyphoplasty procedure. As we proceed with commercialization, we will require additional sales and marketing resources, long-term data from our outcome studies, greater reimbursement acceptance by payors, and training of additional physicians.

Our sales representatives currently deliver our products directly to the physician immediately prior to each Kyphoplasty procedure. We recognize revenue when our products have been used in a procedure, as evidenced by a purchase order. As a result, we have had insignificant returns to date. In the future, we expect to ship product directly to our customers and to recognize revenue upon shipment. We anticipate that our return policy will allow customers to return unopened products up to 90 days after a sale.

Our future growth depends on penetration of our current target market and on finding new markets in which we can leverage our proprietary balloon technology. To the extent any current or additional markets do not materialize or grow in accordance with our expectations, our sales could be lower than expected.

Results of Operations

Six Months Ended June 30, 1999 and 2000

Sales. Sales increased from $45,000 in the six months ended June 30, 1999 to $1.0 million in the six months ended June 30, 2000. The increase in sales was a result of an increase in the number physicians trained as well as an increase in the number of procedures performed by trained physicians. These procedures were performed almost exclusively in the United States.

Cost of goods sold. Cost of goods sold consists of material, labor and overhead costs. Cost of goods sold increased from $102,000 in the six months ended June 30, 1999 to $1.3 million in the six months ended June 30, 2000. The increase in cost of goods sold resulted from additional products sold as well as higher overhead costs due to additional manufacturing personnel and larger manufacturing space following our move into a larger leased facility in April 2000.

Research and development. Research and development expenses consist of costs of product research, product development, regulatory and clinical functions, outcome studies and personnel. These expenses increased from $833,000 in the six months ended June 30, 1999 to $1.6 million in the six months ended June 30, 2000. The increase was attributable to increased personnel costs, ongoing outcome studies, additional product testing and development expenditures and amortization of deferred stock-based compensation, as well as higher facilities expenses associated with the move into our larger leased facility. We expect to continue to make substantial investments in research and development and anticipate that research and development expenses will continue to increase in the future.

Sales and marketing. Sales and marketing expenses consist of personnel costs, medical conference participation, physician training programs and promotional activities. These expenses increased from $298,000 in the six months ended June 30, 1999 to $4.0 million in the six months ended June 30, 2000. The increase in sales and marketing expenses related primarily to the hiring, training and initial selling efforts of additional direct selling representatives, amortization of deferred stock-based compensation and higher costs to train physicians in the use of our products. Additionally, we incurred increased expenditures related to the creation of training and promotional materials. As we continue to commercialize our KyphX system, we expect to significantly increase our sales and marketing efforts and expenses.

General and administrative. General and administrative expenses consist of personnel costs, professional service fees, expenses related to intellectual property rights and general corporate expenses. These expenses increased from $823,000 in the six months ended June 30, 1999 to $2.2 million in the six months ended June 30, 2000. Increases in general and administrative expenses resulted from increased personnel costs related to our growth in operations, increased legal expenditures related to our patent portfolio and amortization of deferred stock-based compensation. We expect general and administrative expenses to increase in the future as we add personnel, continue to expand our patent portfolio and incur reporting and investor-related expenses as a public company.

Interest income (expense), net. Interest income (expense), net, increased from $103,000 in the six months ended June 30, 1999 to $259,000 in the six months ended June 30, 2000. Interest income increased from $127,000 in the six months ended June 30, 1999 to $278,000 in the six month ended June 30, 2000. The increase in interest income was attributable to higher cash, cash equivalent and short-term investment balances that increased in each of the reporting periods as a result of the sale of convertible preferred stock. Interest expenses decreased from $24,000 in the six months ended June 30, 1999 to $19,000 in the six months ended June 30, 2000. The decrease in interest expense resulted from a lower balance on our equipment financings in 1997 and 1998, repayments of which will end in 2001 and 2003, respectively.

Years Ended December 31, 1997, 1998 and 1999

Sales. We commenced limited sales to physicians in connection with outcome studies in the second quarter of 1999 and we recognized $261,000 in sales during 1999.

Cost of goods sold. Cost of goods sold of $505,000 in 1999 was related to product sales. No cost of goods sold was incurred prior to 1999.

Research and development. Research and development expenses increased from $763,000 in 1997 to $1.7 million in 1998, and to $2.0 million in 1999. The increase from 1997 to 1998 was attributable to an increased number of personnel as well as the additional clinical and regulatory consulting expenses incurred in the process of obtaining 510(k) clearance from the FDA for our KyphX Inflatable Bone Tamp. The increase from 1998 to 1999 was attributable to increased personnel costs, recruiting costs associated with the hiring of additional personnel and the commencement of our outcome studies.

Sales and marketing. Sales and marketing expenses of $1.3 million were incurred in 1999 as we continued to build our sales and marketing organization in conjunction with increased product sales. No significant sales and marketing expenses were incurred prior to 1999.

General and administrative. General and administrative expenses increased from $384,000 in 1997 to $871,000 in 1998, and to $1.9 million in 1999. Increases in general and administrative expenses in each year resulted from increased personnel expenses and related recruiting and facilities costs related to our growth in operations.

Interest income (expense), net. Interest income (expense), net, increased from $3,000 in 1997 to $10,000 in 1998, and to $222,000 in 1999. Interest income increased from $13,000 in 1997 to $44,000 in 1998, and to $269,000 in 1999. The
increase in interest income was attributable to higher cash, cash equivalent and short-term investment balances that increased in each of the reporting years as a result of sales of convertible preferred stock. Interest expense increased from $11,000 in 1997 to $34,000 in 1998, and to $46,000 in 1999. The
increase in interest expense was a result of the borrowings obtained through equipment financing in 1997 and 1998, repayments of which will end in 2001 and 2003, respectively.

Quarterly Results of Operations

The following table sets forth our operating results for each of the six quarters in the period ended June 30, 2000. This data has been derived from unaudited financial statements that, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information when read in conjunction with our annual audited financial statements and notes thereto. The amount and timing of our operating expenses may fluctuate significantly in the future as a result of a variety of factors. These operating results are not necessarily indicative of results for any future period.

                                          Quarters Ended
                         ----------------------------------------------------
                                   June     Sept.    Dec.     Mar.     June
                         Mar. 31,   30,      30,      31,      31,      30,
                           1999    1999     1999     1999     2000     2000
                         -------- -------  -------  -------  -------  -------
                                    (in thousands) (unaudited)
Sales...................  $  --   $    45  $    98  $   118  $   324  $   691
Cost of goods sold......     --       102      166      237      552      788
                          -----   -------  -------  -------  -------  -------
Loss on product sales...     --       (57)     (68)    (119)    (228)     (97)
Operating expenses:
 Research and
  development...........    448       385      579      585      645      914
 Sales and marketing....     96       201      237      735    1,549    2,447
 General and
  administrative........    350       473      392      668      972    1,216
                          -----   -------  -------  -------  -------  -------
Total operating ex-
 penses.................    894     1,059    1,208    1,988    3,166    4,577
                          -----   -------  -------  -------  -------  -------
Loss from operations....   (894)   (1,116)  (1,276)  (2,107)  (3,394)  (4,674)
Interest income (ex-
 pense), net............     42        60       48       72      207       52
                          -----   -------  -------  -------  -------  -------
Net loss................  $(852)  $(1,056) $(1,228) $(2,035) $(3,187) $(4,622)
                          =====   =======  =======  =======  =======  =======

Deferred Stock-Based Compensation

We record deferred stock-based compensation for financial reporting purposes as the difference between the exercise price of options granted and the deemed fair value of our common stock at the time of grant. Deferred stock-based compensation is amortized to research and development expense, sales and marketing expense and general and administrative expense. Deferred stock-based compensation recorded through June 30, 2000 was approximately $5.9 million with accumulated amortization of $412,000. The remaining approximately $5.4 million will be amortized over the vesting periods of the options, generally four years from the date of grant. We expect to record amortization expense for deferred stock-based compensation as follows:

             Year                    Amount
             ----                 ------------
             Second half of 2000  $0.8 million
             2001                 $1.4 million
             2002                 $1.4 million
             2003                 $1.4 million
             2004                 $0.4 million

We anticipate that additional deferred stock-based compensation totaling at least $1.9 million will be recorded for options granted since June 2000. All option amounts are being amortized using a straight-line method.

Income Taxes

Realization of deferred tax assets is dependent on the uncertainty of the timing and amount of future earnings, if any. Accordingly, deferred tax asset valuation allowances have been established as of December 31, 1998 and 1999 to reflect these uncertainties.

As of December 31, 1999, we had federal and state net operating loss carryforwards of approximately $6.3 million and federal and state tax credit carryforwards of approximately $327,000. The net operating loss and tax credit carryforwards will expire at various dates through 2014, if not utilized. Utilization of the net operating loss and tax credit carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code. This annual limitation may result in the expiration of net operating loss and tax credit carryforwards before utilization. See Note 9 of Notes to Financial Statements.

Liquidity and Capital Resources

From inception through June 30, 2000, we financed our operations primarily through private sales of convertible preferred stock yielding net proceeds of $38.0 million. To a lesser extent, we also financed our operations through equipment financing loans, which totaled $364,000 in principal outstanding at June 30, 2000. As of June 30, 2000, we had $628,000 of cash and cash equivalents, $20.4 million of short-term investments and $20.2 million of working capital.

Cash used in operations. Net cash used in operations was $1.1 million in 1997, $2.3 million in 1998, $4.9 million in 1999 and $7.3 million for the six months ended June 30, 2000. Cash used in operations was attributable primarily to net losses after adjustment for non-cash depreciation and amortization and minor increases in accounts receivable and inventories in 1999. These increases in use of cash in operations were offset in part by increases in accounts payable, accrued compensation and other accrued liabilities also resulting from the upward trend in business activities in all periods.

Cash used in investing activities. Net cash used in investing activities was $134,000 in 1997, $377,000 in 1998, $1.5 million in 1999 and $20.1 million for the six months ended June 30, 2000. For each of these periods, cash used in investing activities reflected purchases of property and equipment. In 1999 and six months ended June 30, 2000, it also reflected net purchases of short-term investments.

Cash provided by financing activities. Net cash provided by financing activities was $2.8 million in 1997, $8.5 million in 1998, $22.3 million in 1999 and $4.1 million for the six months ended June 30, 2000. Cash provided during these periods was attributable to proceeds from the issuance of convertible preferred and common stock and debt obligations.

Debt and other commitments. In 1997 and 1998, we entered into two equipment lease lines totaling $650,000. Both of these lines have expired and are currently being repaid. The interest rates for these financings ranges from 11.77% to 12.84% per year and provide for aggregate monthly payments of $14,000. As of June 30, 2000, the principal balance outstanding on these lines totaled $364,000. We have granted a security interest in all equipment covered under these lines. We have issued warrants in connection with these lines for the purchase of up to 18,359 shares of common stock at a weighted-average exercise price of $0.62 per share. See "Description of Capital Stock."

We expect to increase capital expenditures consistent with our anticipated growth in manufacturing, infrastructure and personnel. We also may increase our capital expenditures as we expand our product lines or invest to address new markets.

We believe that the net proceeds from this offering, together with our current cash and investment balances and cash generated from operations, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. If existing cash and cash generated from operations are insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities or obtain an additional credit facility. The sale of additional equity or convertible debt securities could result in dilution to our stockholders. If additional funds are raised through the issuance of debt securities, these securities could have rights senior to those associated with our common stock, and could contain covenants that would restrict our operations. Any additional financing may not be available in amounts or on terms acceptable to us, or at all. If we are unable to obtain this additional financing, we may be required to reduce the scope of our planned product development and marketing efforts.

Quantitative and Qualitative Disclosures About Market Risk

Our exposure to interest rate risk at December 31, 1999 related to our investment portfolio and our borrowings. Fixed rate investments and borrowings may have their fair market value adversely impacted from changes in interest rates. Floating rate investments may produce less income than expected if interest rates fall, and floating rate borrowings will lead to additional interest expense if interest rates increase. Due in part to these factors, our future investment income may fall short of expectations due to changes in U.S. interest rates. Further, we may suffer losses in investment principal if we are forced to sell securities which have declined in market value due to changes in interest rates.

We invest our excess cash in debt instruments of the U.S. government and its agencies and in high quality corporate issuers. Due to the short-term nature of these investments, we have assessed that there is no material exposure to interest rate risk arising from our investments.

To date, we have operated mainly in the United States and all sales have been made in U.S. dollars. Accordingly, we have not had any material exposure to foreign currency rate fluctuations.

Recently Issued Accounting Pronouncements

In March 2000, the Financial Accounting Board issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation," an interpretation of the Accounting Principles Board Opinion No. 25. This interpretation clarifies the definition of the employee for purposes of applying APB No. 25, "Accounting for Stock Issued to Employees," the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combination. FIN No. 44 is effective July 1, 2000, but certain conclusions cover specific events that occurred after either December 15, 1998, or January 12, 2000. The adoption of FIN No. 44 did not and will not have a material impact on our financial statements.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB No. 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. We have complied with the guidance in SAB No. 101 for all periods presented.

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS No. 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of relationship that exists. As amended SFAS No. 133 will be effective for fiscal years beginning after June 15, 2000. We do not currently hold derivative instruments or engage in hedging activities and do not believe that the implementation of SFAS No. 133 will have any significant impact on our financial position or results of operations.

                                    BUSINESS

Overview

We develop medical devices for orthopedic applications using our proprietary balloon technology. Our first commercial products, comprising our KyphX system, are used for the treatment of vertebral body compression fractures. Our KyphX system is designed to enable physicians to access and repair the fractured area of a vertebrae in a procedure called Kyphoplasty. We believe Kyphoplasty offers an effective and minimally-invasive alternative to other spine fracture treatments.

Each year, there are approximately 700,000 vertebral body compression fractures in the United States. Vertebral body compression fractures occur when the vertebral body portion of the vertebra collapses as a result of the weakening of the bone. The leading cause of vertebral body compression fractures is osteoporosis, which primarily affects women over the age of 50. Osteoporosis is a disease characterized by bone deterioration, leading to an increased susceptibility to compression fractures. These fractures can result in significant pain, reduced respiratory function, impaired quality of life and increased risk of death.

As of August 31, 2000, over 300 physicians in the United States and Europe have performed the Kyphoplasty procedure on 768 patients with a total of 1,232 fractures. Physicians performing Kyphoplasty have reported the ability to improve or restore height to vertebrae in many patients. Vertebral height restoration can reduce spinal deformity, increase mobility and, we believe, improve respiratory function in patients. Most patients who have been treated with the Kyphoplasty procedure have reported reduced pain immediately following their procedure and an improved quality of life.

In early 1999, we began a limited release of our products to key physicians at selected major medical centers. In May 2000, we began a full commercial launch of our KyphX system. We devote significant resources to building our sales and marketing team, training and educating physicians and documenting further clinical outcomes in support of reimbursement. As of August 31, 2000, we had 11 issued patents and 62 pending applications worldwide.

Our goal is to become the leading provider of minimally-invasive medical devices for the treatment of spinal and other compression fractures. We are adapting our products for future application in the wrist, knee, and hip.

Spinal Anatomy

The spinal column contains 24 bones called vertebrae. Each vertebra consists of a large block of bone, called the vertebral body, which helps maintain upright posture. The vertebral body consists of soft inner bone surrounded by a thin outer shell of hard bone. Each vertebra also has bone segments that extend out from the vertebral body, called the posterior elements, which surround and protect the spinal cord.

[Drawing of three vertabrae together as they would appear in the spine along side a cross-sectional view of a single vertabra.]

Consequences of Spine Fractures

Vertebral body compression fractures, the most common type of spine fracture, are characterized by the collapse of the vertebral body and are primarily caused by deterioration of the inner bone due to osteoporosis. Other causes of vertebral body compression fractures include trauma, tumors and infection. When structurally weakened, normal downward pressure on the spine can cause a vertebral body to collapse and fracture. The vertebral body generally fractures at the front, which can subsequently cause the spine to tilt forward. Over time, such fractures result in a curved deformity of the spine and a forward stooped posture called kyphosis. Once osteoporotic patients suffer one fracture, they are five times more likely to suffer additional fractures.

  [Drawing of elderly woman with a curved deformity of the spine. The picture contains a blow up of three vertabra showing a vertebral body compression fracture and a collapsed vertebral body.]

Spinal deformities, including kyphosis, and their associated loss of height caused over time by unrepaired vertebral body compression fractures, can result in serious physical and emotional consequences, including:

  . Acute and Chronic Pain. About one-third of the spinal fractures caused by osteoporosis are accompanied by severe acute back pain. In addition, the spinal deformity caused by these fractures changes the position of muscles and ligaments, leading to chronic pain. In a 1998 study coordinated by the University of California at San Francisco Medical Center involving 7,223 women over the age of 65, those who had a single undiagnosed vertebral body compression fracture spent nine times longer in bed during the day due to back pain than women without these fractures. In a 1995 study from the Hawaii Osteoporosis Center of nearly 2,000 women, those with spinal deformity were two times more likely to suffer back pain than equivalently aged women without spinal deformity.

  . Health Effects Resulting from Organ Compression. The loss of vertebral body height shortens and tilts the spine, moving the ribs down toward the pelvis, which can subsequently compress the chest and stomach. This downward pressure can result in compression of internal organs. Compression of the lungs can create new, or worsen already existing, respiratory disorders, including pneumonia. In addition, compression of the stomach can result in a reduced appetite and malnutrition. A 1999 study coordinated by the University of California at San Francisco Medical Center involving 9,500 women followed for more than eight years showed that patients with vertebral body compression fractures had a 23% increased risk of death compared to patients of the same age without these fractures. The primary cause of the increased risk of death in these patients was respiratory disorders.

  . Functional Limitation. Vertebral body compression fractures can cause prolonged or permanent disability. A 1993 McMaster University study of 100 women with osteoporosis demonstrated that most women with vertebral body compression fractures experienced a decrease in ability to reach, bend forward and backward, and/or a reduction in general mobility. These women can require significant assistance, including the use of walkers or other aids, during normal physical activities. The change in alignment of the spine also can shift a patient's center of balance, increasing the risk of falls and further fractures.

  . Emotional Effects. Studies have demonstrated that the physical deformity caused by vertebral body compression fractures, and the resulting fear of falling, can create anxiety and clinical depression, leading to a reduction in normal daily and social activities. For example, a 1993 study from Duke University of 20 women with osteoporosis found a 17% increase in psychiatric symptoms in patients with vertebral body compression fractures compared to those without.

Market Opportunity for Treatment of Spine Fractures

An estimated 700,000 vertebral body compression fractures occur in the United States each year, of which approximately 425,000 go undiagnosed. The remaining 275,000 fractures are predominantly managed by bed rest, pain medication and back braces. Each year, approximately 150,000 people in the United States are hospitalized due to pain associated with vertebral body compression fractures, resulting in costs in excess of $1.6 billion. The number of fractures caused by osteoporosis is increasing primarily due to the aging of the population.

Existing Treatments for Spine Fractures

Conventional Orthopedic Surgery

Vertebral body compression fractures are difficult to repair. Spine surgery is complex and difficult due to the proximity of the surgical site to the spinal cord and major organs. Conventional surgical procedures can repair fractured vertebrae and restore height, but are highly invasive and involve significant risks. These procedures involve making long incisions in the patient's chest so that large stainless steel instruments can move the fractured bones back into their normal position. The fractured bones are then held in place by metal implants, which can fail to hold due to the softness of the osteoporotic bone to which they are attached. Additional complications may include pain, nerve damage, bleeding, infection, and blood clots. As a result, this surgery is performed in very limited circumstances. The invasiveness of these procedures may lead to death, spinal cord injury, extensive post-operative hospital stays and prolonged bed rest for recovery. As an alternative, some spine surgeons perform a less involved surgery that fuses the bones in the spine. We estimate that the cost of a spinal fusion procedure is currently $26,000.

Non-Surgical Treatments

Due to the limitations of conventional orthopedic surgery for patients with vertebral body compression fractures, the vast majority are treated non-surgically. Non-surgical therapies include:

  .  bed rest, at home or in the hospital;

  .  prescription and over-the-counter pain medication;

  .  back braces;

  .  home health care;

  .  physical therapy;

  .  exercise; and

  .  chiropractic care.

These non-surgical treatments provide only temporary pain relief and periods of treatment can be lengthy, resulting in expensive hospital stays and follow-up appointments. In addition, these treatments are not designed to restore vertebral height or spinal anatomy. Non-surgical treatment can also worsen the underlying problem. Bed rest is known to cause bone and muscle loss, making recovery more difficult in elderly patients, which may lead to further fractures.

Doctors report that patient compliance in non-surgical treatments is low because of the:

  .  prolonged nature of treatment;

  .  patient's reluctance to wear back braces;

  .  difficulty and pain associated with exercising and physical therapy; and

  .  inadequate pain reduction.

Vertebroplasty

In vertebroplasty, interventional radiologists place one or two large needles into fractured vertebrae and inject bone filler material into the compressed vertebral body. Vertebroplasty is not designed to restore vertebral height, but simply to reduce pain and stabilize the already compressed vertebral body. This procedure requires high manual pressure to effectively penetrate the inner spaces of the bone with filler material. Consequently, according to published studies, vertebroplasty results in a high incidence of bone filler leaks, occurring in 33% to 50% of all procedures. Such leaks can result in damage to surrounding organs and tissue, including the lungs, heart, and spinal cord. Also, stabilizing the vertebral body in its collapsed position may make the spine deformity permanent.

Kyphoplasty: An Orthopedic Solution

Kyphoplasty is designed to offer physicians a comprehensive orthopedic solution for vertebral body compression fractures. Kyphoplasty is a minimally-invasive alternative to conventional spine surgery that reduces pain and, unlike vertebroplasty, can also restore height to the vertebral body and reduce deformity in the spine. We believe that Kyphoplasty will be adopted by physicians as an effective alternative to other treatments for vertebral body compression fractures.

The Kyphoplasty procedure involves the insertion of one or two of our KyphX Inflatable Bone Tamps, our proprietary balloons, into the fractured vertebral body. Once inserted, the surgeon inflates the balloons to create a cavity and to compact the deteriorated bone. As a result of the inflation of the balloons, vertebral height may be improved or completely restored. The balloons are then removed and the newly created cavity is filled with the surgeon's choice of bone filler material.

We believe that Kyphoplasty provides the following benefits:

  . Restoration of vertebral body height. The KyphX Inflatable Bone Tamp is designed to permit a physician to move the bone back towards its original position. The amount of height that can be restored depends on the age of the fracture, the nature of the fracture, and the original condition of the patient's bone. In a paper to be published in the Journal of Women's Imaging in November 2000 describing the results of the Kyphoplasty procedure in 85 patients, physicians reported that vertebral bodies, which had been compressed to an average of 79% of their original height, were restored to an average of 99% of original height. These measurements were made in 27 consecutive Kyphoplasty procedures performed by the same physician on fractures that were two to 20 weeks old.

  . Reduction of spinal deformities. In situations where Kyphoplasty is able to restore vertebral body height, it can consequently reduce the curvature of the spine. Muscles and ligaments are then correspondingly restored to their original positions, thereby reducing or preventing disabling deformities and decreasing stress and pain.

  . Reduction of pain. Most patients have reported immediate pain relief following the Kyphoplasty procedure. In a presentation at a joint meeting of the American Association of Neurological Surgeons and the Congress of Neurological Surgeons in February 2000, physicians reported that 23 of 25 patients reported substantial and rapid relief from their back pain following the procedure. In a different study presented at the World Congress of Osteoporosis in Chicago in June 2000, physicians reported that 23 patients receiving the Kyphoplasty procedure reported, on average, a threefold improvement in scores measuring their pain.

  . Enhanced quality of life. Patients have reported a return to normal daily activities and increased mobility within one week of the Kyphoplasty procedure. Reducing or eliminating the deformity caused by fractures can also reduce the compression on the lungs and stomach, improving breathing and appetite. Physicians speaking at the World Congress of Osteoporosis in June 2000 reported that scores for physical function improved approximately 93% in 23 patients with vertebral body compression fractures treated by Kyphoplasty.

  . Minimally invasive. Kyphoplasty is designed to provide the benefits of conventional spine surgery without the associated risks and complications. Because Kyphoplasty is a minimally-invasive procedure, physicians report that patients experience shorter hospital stays, less post-operative pain or trauma and quicker recovery.

As of August 31, 2000, we had trained 304 physicians in the Kyphoplasty procedure. These physicians have performed the procedure on a total of 1,232 compression fractures in 768 patients. So far in 2000, we have trained 228 physicians in the United States and 15 physicians in Europe and expect to have trained over 400 physicians in the United States and 20 in Europe by the end of 2000. Kyphoplasty currently is being performed at 102 medical centers in the United States and five in Europe.

The Kyphoplasty Procedure

The Kyphoplasty procedure is minimally invasive and is generally performed by spine-focused orthopedic surgeons and neurosurgeons. The first step in the Kyphoplasty procedure is to create a working channel from the patient's back into the fractured vertebral body using our KyphX Bone Access System.

[Drawing of first step of Kyphoplasty procedure: the creation of a working channel from the patient's back into the fractured vertebral body using the KyphX Bone Access System.]

The surgeon then inserts one or two of our proprietary disposable KyphX Inflatable Bone Tamps and carefully inflates them with fluid using X-ray images to monitor the procedure. Surgeons can control inflation volume and pressure using our KyphX Inflation Syringe. Inflation of the balloon pushes the hard outer bone up towards its natural position and compacts the soft inner bone, creating a cavity.

[Drawing of second step of Kyphoplasty procedure: the insertion and inflation of the KyphX Inflatable Bone Tamp using the KyphX Inflation Syringe to create a cavity.]

The KyphX Inflatable Bone Tamps are then removed and the surgeon selects an appropriate bone filler for the fracture. Using the KyphX Bone Filler Device, the surgeon delivers the bone filler material into the cavity under fine manual control and low pressure to reduce the risk of filler leaks.

[Drawing of third step of the Kyphoplasty procedure: the delivery of bone filler material into the cavity using the KyphX Bone Filler Device.]

Once the procedure is completed, the incisions are closed with a small number of stitches. Kyphoplasty is designed to be performed in the operating room, but may also be performed in an outpatient setting. Surgeons choose local or general anesthesia based on patient health and preference and the number of fractures to be treated. The entire surgical procedure is designed to be performed in about one hour per fracture treated. Because the patients are often older, they are usually admitted for observation in an overnight hospital stay. Including the cost of an overnight stay, we estimate that the procedure typically costs approximately $10,000.

Business Strategy

Our goal is to establish treatments using our proprietary balloon technology as the standard of care in orthopedic applications. We are initially focusing our efforts on vertebral body compression fractures. The key elements of our strategy are to:

  . Penetrate the Spinal Market Using a Direct Sales Force. We believe that a direct sales force will allow us to most effectively educate and train physicians in the use of our products. Our products are sold directly to physicians by our experienced sales team, comprised of 20 sales representatives, three managers and a vice president of sales. By leveraging their extensive spinal market experience, our sales people are able to identify key physicians and provide effective case support to accelerate market adoption of our procedure. Our sales team is supported by two in-house coordinators and four field-based associates.

  . Educate Referring Physicians and Patients. Patients with vertebral body compression fractures often are not referred to spine surgeons for treatment. Our objective is to establish referrals from physicians who initially diagnose vertebral body compression fractures to spine-focused surgeons who perform Kyphoplasty. As a result, we have implemented an awareness marketing campaign to educate internists, family physicians, gerentologists, and other primary care physicians about Kyphoplasty and its potential to be an effective therapy. As part of this campaign we provide educational materials to treating physicians, referring physicians and patients, and organize regional market seminars where surgeons trained in performing Kyphoplasty educate referring physicians.

  . Expand Clinical Support of the Kyphoplasty procedure. We are conducting outcome studies to increase awareness of the procedure within the medical community, to develop additional marketing claims and to support third party reimbursement. Through our own outcome studies and those of surgeons currently performing the Kyphoplasty procedure, we are gathering data for peer reviewed journal articles in support of reimbursement efforts.

  . Work with Opinion Leaders. We have obtained the advice and support of nationally recognized spine surgeons who are helping us to further develop our products and the procedure, to demonstrate the benefits of Kyphoplasty, and to obtain third-party reimbursement. Because these leading physicians help set medical policy in their respective areas of expertise and are experienced in outcome assessments, we believe they will help create patient referrals and advance third-party reimbursement. The reputations of these physicians and their leadership in professional societies help bring recognition and credibility to our products.

  . Expand Surgeon Adoption of Kyphoplasty through Training. We have implemented specialized training programs and are rapidly expanding the number of physicians trained in Kyphoplasty. As of August 31, 2000, we had trained approximately 300 physicians in the United States and Europe and we plan to have trained more than 400 by the end of 2000. We support these physicians through professional development programs, which include funding local seminars, funding travel to national medical conferences and assisting in the preparation of scientific papers for publication.

  . Expand into Additional Orthopedic Markets. We intend to leverage our proprietary balloon technology platform for other applications including compression fractures of the wrist, knee and hip. These new applications involve refinements of our current products, and we intend to conduct outcome studies in these applications to support market adoption. We believe our intellectual property position and our position within the orthopedic marketplace will allow us to become the leading provider of minimally-invasive medical devices for the treatment of compression fractures.

Products

We currently manufacture the KyphX system, including the KyphX Bone Access System, KyphX Inflatable Bone Tamp, KyphX Inflation Syringe and KyphX Bone Filler Device, which surgeons use in performing Kyphoplasty procedures:

Currently Marketed KyphX Products

           Product                     Description                     Function

  KyphX Bone Access System   Sterile set of small disposable Create working channel into
                             tools                           fractured bone

  KyphX Inflatable Bone Tamp Sterile disposable balloon      Elevate fractured hard outer
                             catheter and optional inflation bone and compact soft inner
                             syringe                         bone to create a cavity

  KyphX Inflation Syringe    Sterile disposable syringe with Inflate Kyphx Inflatable
                             twist handle and pressure gauge Bone Tamp

  KyphX Bone Filler Device   Sterile disposable stainless    Deliver bone filler material
                             steel nozzle with inner rod     chosen by physician into
                                                             bone cavity

--------------------------------------------------------------------------------

The KyphX Bone Access System. The KyphX Bone Access System is a sterile set of small disposable surgical tools used to access and create a working channel in the fractured bone. One version contains a long guide pin, an instrument used to separate tissue and a small hand drill. In addition, it contains two small tubes through which other tools are passed and a proprietary handle which can be used with multiple KyphX tools. We also offer a second version of the KyphX Bone Access System that combines the instrument used to separate tissue, the small tube through which other tools are passed and the proprietary handle into one tool.

The KyphX Inflatable Bone Tamp. Our proprietary KyphX Inflatable Bone Tamps combine the functionality of a metal bone tamp with the engineering principles of medical balloon technologies. Unlike other medical balloons, however, our balloons are specially designed to be used in bone. Other currently available medical balloons are not used in bone because they are not an appropriate size and shape and are not designed to withstand sharp bony edges.

Conventional bone tamps are rigid stainless steel instruments which move fractured hard bone and compact soft bone using indirect mechanical force. While it is the goal of orthopedic surgeons to move a fractured area all at once, conventional bone tamps cannot do this without a large incision and without significant tissue and bone disruption. Unlike conventional bone tamps, the KyphX Inflatable Bone Tamp contains a balloon which can be placed inside a fractured bone through a narrow working channel and expanded to move fractured bone all at once. Once inside, the balloon portion of the KyphX Inflatable Bone Tamp is carefully inflated under X-ray monitoring. This applies direct mechanical force to compact the soft inner bone and push up the broken hard outer bone.

The KyphX Inflation Syringe. Our KyphX Inflation Syringe is a disposable sterile device with a rotating handle and a built-in pressure gauge that precisely controls the inflation of our KyphX Inflatable Bone Tamp. The rotating handle allows the surgeon to deliver a measured volume of the fluid that inflates the balloon.

The KyphX Bone Filler Device. The KyphX Bone Filler Device is a nozzle with an inner rod. Bone filler can be loaded into the nozzle and pushed into the cavity with the inner rod under low pressure and fine manual control.

Outcome Studies

We are currently supporting various outcome and economic studies to provide information in support of our marketing and reimbursement efforts.

We are sponsoring a registry of patients undergoing Kyphoplasty. We intend to gather outcome data on patients treated by Kyphoplasty at up to 50 centers. As of August 31, 2000 two centers are open and two patients are enrolled in the registry. We intend to enroll up to 200 patients in this registry and will follow these patients for up to two years.

We are also conducting a multi-center, randomized, controlled, outcome assessment of Kyphoplasty in up to 100 patients with painful vertebral body compression fractures due to osteoporosis. Approximately half of the patients in the study will be treated with the Kyphoplasty procedure, while the other half will receive only the currently used nonsurgical therapies. In this study, we are comparing the ability of each treatment to reduce disability caused by back pain. We are making additional comparisons between the two treatments using measures of quality of life, vertebral body height, spinal deformity, functional tests and cost. The study will follow the patients for up to two years. As of August 31, 2000, eight centers were open and 27 patients were enrolled.

In addition, we are engaging third parties to conduct economic studies of the cost of treating osteoporotic patients with clinically-diagnosed vertebral body compression fractures.

Reimbursement

Establishing reimbursement for any new medical technology is a challenge in the current environment of cost containment, managed care and Medicare law. We must prove that our technology improves health outcomes such as quality of life or functional ability and does so in a cost effective manner.

Payment for patient care in the United States is generally made by private insurers. These insurers act on their own behalf or under contract with the U.S. government to administer the Medicare program. Medicare covers most of the medical care expenses of individuals over the age of 64. Most of the patients with fractures of the spine caused by osteoporosis are covered by Medicare, while the rest are covered by private insurers. Even when patients are not covered by Medicare, private insurers often follow the coverage and payment policies of Medicare.

For inpatient procedures such as Kyphoplasty, Medicare pays the hospital a prospectively determined amount based primarily on the patient's diagnosis and the type of procedure performed during the hospital stay. We receive payment from the hospital for our products, and Medicare reimburses the hospital under this reimbursement system for its costs of admitting and treating the patient. The surgeon who performs the procedure is reimbursed under a different system that is based on procedure codes, called current procedural terminology, or CPT, codes. Currently, Medicare reimbursement to physicians who perform Kyphoplasty is not uniform because there is no specific CPT code for Kyphoplasty.

We are collaborating with physicians and their specialty societies to establish appropriate CPT coding guidelines which can then be used by Medicare. However, under the process for establishing new CPT codes, a CPT code for Kyphoplasty cannot be implemented until January 1, 2002, at the earliest. We believe that our outcome studies and published clinical data in peer reviewed journals will facilitate the development of medical policy for Kyphoplasty procedures, the adoption of CPT codes and appropriate reimbursement rates. Until there is a specific CPT code and rate, physicians will report the Kyphoplasty procedure using an unlisted CPT code, submit their bills for review and request payment based on their time, work and risk involved with the procedure. Medicare and third-party payors have in the past declined to reimburse physicians, delayed reimbursement or reimbursed physicians at a rate that is inadequate to cover physicians' costs and may continue to do so. There are two states that will not consider providing reimbursement before the publication of peer reviewed journal articles. We believe that the first peer reviewed article will be published this year.

However, even after publication of articles, a state may continue to refuse to provide reimbursement. Our products and procedure are unlikely to be widely adopted by physicians unless and until physicians receive adequate reimbursement for the procedure.

Sales and Marketing

We are selling and marketing our KyphX system through a direct sales force in the United States. We target the approximately 3,500 physicians who perform spine surgery, including orthopedic spine surgeons and neurosurgeons.

Our U.S. sales organization currently has 28 field personnel, including a vice president, two regional managers and one field support manager. Nearly all of our sales organization has extensive experience selling spine or neurological products for major U.S. medical companies. We intend to add clinical case support personnel as appropriate.

In 2000, we opened a small European office in Brussels, Belgium, hired a general manager experienced in selling medical devices and contracted with an experienced sales representative to sell our products throughout Europe. We intend to follow a similar sales and marketing model in Europe to the one established in the United States, working with the internationally recognized spine surgeons on their outcome studies, and assisting them in publishing their results. We plan to sell direct in selected European countries and to use distributors elsewhere. We do not anticipate substantial revenues from European sales for at least the next 12 months.

Our marketing programs focus on the use of thought leaders, outcome study data and professional education to recruit physicians focused on spine surgery to perform Kyphoplasty. Patients with vertebral body compression fractures often are not referred to spine surgeons for treatment, so we are implementing an awareness marketing campaign to educate these primary care physicians about the Kyphoplasty procedure and to encourage referrals to spine surgeons. We are in the process of recruiting significant additional sales and marketing personnel to support our commercialization efforts. We cannot be certain that we will be able to hire enough sales personnel to meet demand for our products. Because we currently require a sales representative to attend each procedure performed using our system, our failure to recruit additional sales personnel may cause sales and use of our product to slow.

During 1999, Alta Bates Hospital, the University of California at San Diego Medical Center and Summit Hospital accounted for 23%, 18% and 15%, respectively, of our total revenues during 1999.

Manufacturing

We manufacture in-house some of our disposable products. In addition, we inspect, assemble, test, package and sterilize components that have been manufactured by us or to our specifications by outside contractors. We inspect each lot of components and finished products to determine compliance with our specifications.

We are required to be in conformance with regulations mandated by the FDA and the European Union. We have been an FDA registered and California licensed medical device manufacturer since 1998. Our new Sunnyvale, California facility will be inspected by the California Department of Health Services in September 2000. The results of this inspection will be forwarded to the FDA, which also may conduct further inspections. Our facility was inspected by European regulators in August 2000. As a result of this inspection, we are currently making revisions to our quality manual and to our corrective and preventative action system. Pending approval of these revisions by European regulators, our facility will continue our ISO 9001/EN 46001 manufacturing certification and will be in conformance with the Medical Device Directive for sale of products in Europe.

Most purchased components for our products are available from more than one supplier. There are no contractual obligations by suppliers to continue to supply to us, nor are we contractually obligated to purchase from a particular supplier. For the components for which there are relatively few alternate sources of supply, establishment of additional or replacement suppliers for such components may not be accomplished quickly. For example, there is only one company that produces the polymer material that we use in our balloons. This polymer material may not continue to be available in adequate quantities, particularly as we increase our commercialization efforts. We are in the process of identifying suppliers of alternate polymer material. We are also in the process of developing capability for manufacturing polymer material.

We are currently increasing our manufacturing capabilities as we increase commercialization efforts. Manufacturers often experience difficulties in scaling up production, including problems with production yields, and quality control and assurance. If we are unable to manufacture our products to keep up with demand, we would not meet our expectations for growth of our business.

Research and Development

We have a product development program to improve upon our current products and to develop additional products based on our proprietary balloon technology. The ongoing focus of our research and development group is to design products that improve patient results, simplify techniques, shorten procedure time and reduce costs. As of August 31, 2000, we had 13 employees in our research and development department.

Our major focus of research and product development is the refinement of our marketed products for use in other orthopedic applications, including treatment of other compression fractures in the wrist, knee and hip. In addition, we intend to adapt our balloon technology to treat various other bone disorders. When appropriate, we will partner with companies whose products could benefit by our targeted delivery to bone.

Competition

Kyphoplasty competes with non-surgical treatments, drugs to prevent osteoporosis, open surgical procedures and vertebroplasty. We believe the primary competitive factors that affect our products are cost, reimbursement status, efficacy and safety.

Osteoporosis drugs marketed and in development today generally reduce the risk of fracture by up to 70%. These drugs are made by large pharmaceutical companies such as Merck & Co., Inc., Eli Lilly and Company, American Home Products Corp., The Procter & Gamble Company, Novartis AG and Aventis Pharmaceuticals. These and future drugs may further reduce the incidence of vertebral body compression fractures.

Vertebroplasty is an alternative treatment for pain caused by vertebral body compression fractures, and the criteria by which a patient will be selected for Kyphoplasty versus vertebroplasty have not yet been established. We are aware of a number of major medical device companies which have entered or plan to enter the vertebroplasty market, including Stryker Corporation and Medtronic, Inc. The entrance of these companies is likely to increase the awareness and frequency of vertebroplasty procedures.

Any products that we commercialize will compete in a highly competitive market. Many of our potential competitors in these markets have substantially greater financial, technical and marketing resources than we do, and we cannot assure you that they will not succeed in developing products that would render our products obsolete or noncompetitive. In addition, many of these competitors have significantly greater experience than we do in their respective fields. Our ability to compete successfully will depend on our ability to develop procedures based on proprietary products that reach the market in a timely manner, receive adequate reimbursement, and are safer, less invasive and less expensive than other procedures or treatments for the same condition. Current competitors or other companies may develop technologies and products that are more effective than ours. Our technologies and products may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by one or more of our competitors.

Patents and Proprietary Technology

We believe that in order to have a competitive advantage, we must develop and maintain the proprietary aspects of our technologies. As of August 31, 2000, we had six issued U.S. patents, five issued foreign patents, one notice of allowance, 20 pending U.S. patent applications and 41 pending foreign counterpart patent applications. The issued and allowed patents claim, among other things, the method of Kyphoplasty and similar treatments for other types of compression fractures.

We require our employees, consultants and advisors to execute confidentiality agreements in connection with their employment, consulting or advisory relationships with us. We also require our employees, consultants and advisors who we expect to work on our products to agree to disclose and assign to us all inventions conceived during the Kyphon work day, using our property or which relate to our business. Despite any measures taken to protect our intellectual property, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Finally, our competitors may independently develop similar technologies. Because of the importance of our patent portfolio to our business, we may lose market share to our competitors if we fail to protect our intellectual property rights.

The medical device industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. As the number of entrants into our market increases, the possibility of an infringement claim against us grows. While we attempt to ensure that our products do not infringe other parties' patents and proprietary rights, our competitors may assert that our products and the methods they employ may be covered by U.S. patents held by them. In addition, our competitors may assert that future products we may market infringe their patents.

Government Regulation

Our products are medical devices subject to extensive regulation by the FDA, under the Federal Food, Drug, and Cosmetic Act. FDA regulations govern, among other things, the following activities that we will perform:

  .  product development;

  .  product testing;

  .  product labeling;

  .  product storage;

  .  premarket clearance or approval;

  .  advertising and promotion; and

  .  product sales and distribution.

Each medical device that we wish to commercially distribute in the United States requires either 510(k) clearance or PMA approval from the FDA prior to marketing. Devices deemed to pose relatively less risk are placed in either class I or II, which requires the manufacturer to submit a premarket notification requesting permission for commercial distribution; this is known as 510(k) clearance. Some low risk devices are exempted from this requirement. Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a previously 510(k) cleared device or a preamendment class III device for which PMA applications have not been called, are placed in Class III requiring PMA approval. We have obtained 510(k) clearance for the KyphX Inflatable Bone Tamp for the treatment of fractures and the creation of a void in cancellous bone. Our KyphX Bone Access System, KyphX Inflation Syringe and KyphX Bone Filler Device are exempt from clearance or approval requirements. Our future products may not meet the requirements for 510(k) clearance and may be required to undergo the lengthier and more costly PMA approval process.

510(k) Clearance Pathway. To obtain 510(k) clearance for one of our products, we must submit a premarket notification demonstrating that the proposed device is substantially equivalent in intended use and in safety and effectiveness to a previously 510(k) cleared device or a device that was in commercial distribution before May 28, 1976 for which the FDA has not yet called for submission of PMA applications. The FDA's 510(k) clearance pathway usually takes from four to 12 months, but it can last longer.

After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or could require a PMA approval. The FDA requires each manufacturer to make this determination in the first instance, but the FDA can review any such decision. If the FDA disagrees with a manufacturer's decision not to seek a new 510(k) clearance, the agency may retroactively require the manufacturer to seek 510(k) clearance or PMA approval. The FDA can also require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or PMA approval is obtained.

PMA Approval Pathway. If the FDA denies 510(k) clearance for one of our products or a product modification, the product must follow the PMA approval pathway, which requires proof of the safety and effectiveness of the device to the FDA's satisfaction. A PMA application must provide extensive preclinical and clinical trial data and also information about the device and its components regarding, among other things, device design, manufacturing and labeling. After approval of a PMA, a new PMA or PMA supplement is required in the event of a modification to the device, its labeling or its manufacturing process. The PMA approval pathway is much more costly, lengthy and uncertain than the 510(K) clearance pathway and generally takes from one to three years, or longer, to be completed.

Clinical Trials. A clinical trial is almost always required to support a PMA application and is sometimes required for a 510(k) submission. Such trials generally require submission of an application for an Investigational Device Exemption, or IDE. The outcome studies we are currently conducting do not require an IDE because they are intended to study the KyphX system for uses that have already received 510(k) clearance.

Postmarket. After a device is placed on the market, numerous regulatory requirements apply. These include:

  . the Quality System Regulation, or QSR, which requires manufacturers to follow elaborate design, testing, control, documentation and other quality assurance procedures during the manufacturing process;

  . the FDA's general prohibition against promoting products for unapproved, or off-label, uses; and

  . the Medical Device Reporting regulation, which requires that manufacturers report to the FDA instances where their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur.

We are subject to inspection and marketing surveillance by the FDA to determine our compliance with regulatory requirements. If the FDA finds that we have failed to comply, it can institute a wide variety of enforcement actions, ranging from a public warning letter to more severe sanctions such as:

  .  fines, injunctions, and civil penalties;

  .  recall or seizure of our products;

  . operating restrictions, partial suspension or total shutdown of production;

  . refusing our requests for 510(k) clearance or PMA approval of new products;

  .  withdrawing 510(k) clearance or PMA approvals already granted; and

  .  criminal prosecution.

The FDA also has the authority to require repair, replacement or refund of the cost of any medical device that we have manufactured or distributed.

We are also subject to regulations and product registration requirements in many of the foreign countries in which we sell our products, in the areas of product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. The time required to obtain clearance required by foreign countries may be longer or shorter than that required for FDA clearance, and requirements for licensing a product in a foreign country may differ significantly from FDA requirements.

Employees

As of August 31, 2000, we had a total of 116 employees, with 37 people in operations, 13 people in research and development, 32 people in sales, 14 people in general and administrative, 13 people in clinical and regulatory, and seven people in marketing. None of our employees is represented by a labor union, and we believe our employee relations are good.

Facilities

Our operations are headquartered in a 34,500 square foot building in Sunnyvale, California. This facility is leased through March 2005 with an option to renew through 2010. We believe that our existing facility is adequate for our current needs.

Legal Proceeding

We are not a party to any material legal proceedings.

Scientific and Clinical Advisors

Our scientific and clinical advisory boards work collaboratively with us to provide advice, assistance and consultation in the orthopedic and osteoporosis fields. We consider our advisory board members to be opinion leaders in their fields, and they offer us advice regarding one or more of the following:

  .  preclinical and clinical study design;

  . medical and surgical treatment of patients with fractures caused by osteoporosis;

  .  surgical procedure refinement with our products;

  .  the applicability of our products to procedures;

  .  feedback on both existing products and products under development; and

  .  physician training.


The following individuals advise us in the specified capacities:

Principal Investigator, Post-Marketing Outcome Studies

 Name                                        Position and Affiliation
 ----                                        ------------------------
 Steven R. Garfin, M.D. ......... Spine Surgeon; Professor and Chair in the
                                   Department of Orthopedics, University of
                                   California, San Diego Medical Center, San
                                   Diego, CA

Clinical and Scientific Advisory Board Members

 Name                                        Position and Affiliation
 ----                                        ------------------------
 Courtney W. Brown, M.D. ........ Spine Surgeon; Lakewood Orthopedic Clinic,
                                   Lakewood, CO, and Clinical Instructor of
                                   Orthopedic Surgery, University of Colorado
                                   Health Sciences Center, Denver, CO
 Joseph N. Lane, M.D. ........... Orthopedic Surgeon; Chief, Metabolic Bone
                                   Disease Service and Medical Director,
                                   Osteoporosis Prevention Center, Hospital for
                                   Special Surgery, New York, NY; Professor of
                                   Orthopedic Surgery, Weill Medical College of
                                   Cornell University, New York, NY
 Nancy E. Lane, M.D.............. Rheumatologist; Associate Professor of
                                   Medicine, University of California at San
                                   Francisco Medical Center, San Francisco, CA
 Isador H. Lieberman, M.D. ...... Spine Surgeon; Staff, Department of
                                   Orthopedic Surgery and Spine Center,
                                   Cleveland Clinic Foundation, Cleveland, OH
 Robert A. Marcus, M.D. ......... Endocrinologist; Department of Endocrinology,
                                   Geriatrics and Metabolism, Stanford
                                   University Medical Center, Palo Alto, CA
 Hallett B. Mathews, M.D. ....... Spine Surgeon; Mid-Atlantic Spine
                                   Specialists, Richmond, VA
 Mark A. Reiley, M.D. ........... Orthopedic Surgeon; Berkeley Orthopedics
                                   Medical Group, Berkeley, CA, and Co-Founder,
                                   Kyphon Inc.
 Frank M. Phillips, M.D. ........ Spine Surgeon; Assistant Professor of
                                   Surgery, Section of Orthopedic Surgery and
                                   Rehabilitation, University of Chicago,
                                   Chicago, IL
 Harry B. Skinner, M.D., Ph.D. .. Orthopedic Surgeon; Professor and Chair,
                                   Department of Orthopedics, University of
                                   California at Irvine Medical Center, Irvine,
                                   CA
 Hansen A. Yuan, M.D. ........... Spine Surgeon; Professor of Orthopedic and
                                   Neurological Surgery, State University of
                                   New York at Syracuse Medical Center,
                                   Syracuse, NY

                                   MANAGEMENT

Executive Officers and Directors

The following table sets forth information concerning our executive officers and directors as of August 31, 2000:

Name                      Age                              Position(s)
----                      ---                              -----------
Richard D. Murdock......   53 President, Chief Executive Officer and Director
Karen D. Talmadge,
 Ph.D...................   48 Executive Vice President, Co-Founder and Director
Jeffrey L. Kaiser.......   49 Vice President, Finance and Administration and Chief Financial Officer
Robert M. Scribner......   44 Vice President, Research and Development
Eric N. Doelling........   42 Vice President, Operations
Stephen Campe(/1/)......   35 Director
Douglas W. Kohrs........   42 Director
Jack W. Lasersohn(/1/)..   47 Director
Terry E. Spraker,
 Ph.D.(/1/)(/2/)........   51 Director
Elizabeth H. Weather-
 man(/2/)...............   40 Director

-------------------------------
(/1/Member)of the Audit Committee
(/2/Member)of the Compensation Committee

Richard D. Murdock has served as our President, Chief Executive Officer and a director since December 1998. From September 1991 through October 1998, Mr. Murdock served as President, Chief Executive Officer and a director of CellPro, Inc., a manufacturer of systems to treat blood cancers. Currently, Mr. Murdock serves as a director of SangStat Medical Corp., a manufacturer of drugs to improve organ transplants. Mr. Murdock holds a B.A. in Zoology from the University of California at Berkeley.

Karen D. Talmadge, Ph.D. co-founded Kyphon and has served as a director since January 1994. She also has served as our Executive Vice President since November 1998. From January 1994 to November 1998, Dr. Talmadge served as our President, Chief Executive Officer and Treasurer. Dr. Talmadge holds an A.B., in Biology from Bryn Mawr College and a Ph.D. in Biochemistry and Molecular Biology from Harvard University.

Jeffrey L. Kaiser has served as our Chief Financial Officer and Vice President, Finance and Administration since March 2000. From May 1997 through December 1999, he was Vice President, Chief Financial Officer, Treasurer and Secretary of UroQuest Medical Corporation, a manufacturer of products to treat urological disorders. From March 1990 to June 1996, Mr. Kaiser was Vice President, Finance and Administration and Chief Financial Officer of EP Technologies, Inc., a manufacturer of interventional cardiac electrophysiology products. Mr. Kaiser is a Certified Public Accountant and holds a B.S. in Business Administration from Miami University, Oxford, Ohio.

Robert M. Scribner has served as our Vice President, Research and Development since November 1996. From October 1992 to November 1996, Mr. Scribner was President of Scribner Browne, Inc., a management and research firm. Mr. Scribner holds a B.S. in Mechanical Engineering from Northeastern University and a B.S. in Natural Resource Management from the University of Maine.

Eric N. Doelling has served as our Vice President, Operations since September 1999. From July 1996 to May 1999, Mr. Doelling was Chief Operating Officer of Somnus Medical Technologies, Inc., a manufacturer of devices to treat upper airway disorders. From April 1993 to July 1996, Mr. Doelling was Vice President of Manufacturing for Cardiac Pathways, a manufacturer of arrhythmia mapping and treatment systems. Mr. Doelling holds a B.S. in Engineering and an M.B.A. from Rensselaer Polytechnic Institute.

Stephen Campe has served as a director since December 1999. Since April 1998, Mr. Campe has been a Managing Director of Investor Growth Capital, Inc., a wholly-owned subsidiary of Investor AB, a venture capital firm focusing on health care and information technology investments. From September 1995 to April 1998, Mr. Campe was a consultant at McKinsey & Co., a management consulting firm. He currently serves on the boards of several private companies. Mr. Campe holds a B.S. in Economics and a B.A. in Systems Science Engineering from the University of Pennsylvania and an M.B.A. from Yale University.

Douglas W. Kohrs has served as a director since April 2000. Since April 1999, Mr. Kohrs has been President, Chief Executive Officer and a director of American Medical Systems Holdings, Inc., a supplier of devices to treat urological disorders. From May 1998 to April 1999, Mr. Kohrs was general manager of Sulzer Spine-Tech, Inc., a supplier of spine surgery devices. From August 1991 to May 1998, Mr. Kohrs served as Vice President of Research and Development and Vice President of Marketing for Spine-Tech, Inc. Mr. Kohrs holds a B.S. in Engineering Sciences from Austin College and an M.B.A. from Northeastern University.

Jack W. Lasersohn has served as a director since August 1996. From 1989 to the present, Mr. Lasersohn has served as a general partner of The Vertical Group, L.P., a private venture capital and investment management firm. Mr. Lasersohn serves as a director of VitalCom, Inc., a publicly-held provider of wireless patient monitoring networks, and a number of privately-held medical technology companies including Masimo, Inc., a manufacturer of technologies for monitoring vital signs. Mr. Lasersohn holds a B.S. in Physics from Tufts University, an M.A. in International Security Studies from the Fletcher School of Law & Diplomacy and a J.D. from Yale University.

Terry E. Spraker, Ph.D. has served as a director since November 1996. Dr. Spraker was President, Chief Executive Officer and a director of UroQuest Medical from May 1997 through December 1999. From October 1992 to August 1996, Dr. Spraker was President, Chief Executive Officer and a director of EP Technologies. Dr. Spraker holds a B.S. in Electrical Engineering from the University of Bridgeport and an M.S. in Electrical Engineering and a Ph.D. in Bioengineering from Pennsylvania State University.

Elizabeth H. Weatherman has served as a director since September 2000. She also served as a director from August 1996 through January 1998 and since September 2000. Ms. Weatherman is a Managing Director of E.M. Warburg, Pincus & Co., LLC, a private equity and venture capital firm, where she has been a member of the health care group since 1988. She is responsible for Warburg Pincus' medical device investment activities. Ms. Weatherman also serves as a director of American Medical Systems Holdings, VitalCom and several privately-held companies, including Wright Medical Group, an orthopedic implant company, and SURx Inc., a developer of minimally-invasive devices for female urology. She is a former director of Xomed Surgical Products, Inc., a manufacturer of ear, nose and throat products, and EP Technologies. Ms. Weatherman holds a B.A. from Mount Holyoke College and an M.B.A. from Stanford University.

Executive Officers

Our executive officers are elected by, and serve at the discretion of, our board of directors. There are no family relationships among our directors and officers.

Board of Directors

We currently have authorized seven directors. Our certificate of incorporation, which will be effective prior to this offering, provides that as of the closing of this offering our board of directors will be divided into three classes, with each class being as nearly equal in size as possible. Mr. Murdock and Ms. Talmadge have been designated as Class I directors whose term expires at the 2001 annual meeting of stockholders; Messrs. Campe, Kohrs and Lasersohn have been designated as Class II directors whose term expires at the 2002 annual meeting of stockholders; and Mr. Spraker and Ms. Weatherman have been designated as Class III directors whose term expires at the 2003 annual meeting of stockholders. At each annual meeting of our stockholders after the initial classification, the term of one class expires and their successors are elected for three-year terms. This classification of our board of directors may have the effect of delaying or preventing changes in control of Kyphon.

Board Committees

Our board of directors has an audit committee and a compensation committee.

The audit committee was formed in January 1998 and new members and a charter were approved in September 2000. The committee currently consists of Messrs. Campe, Lasersohn and Spraker. The audit committee reviews the results and scope of the annual audit and other services provided by our independent accountants, reviews and evaluates our internal audit and control functions and monitors transactions between us and our employees, officers and directors.

The compensation committee was formed in January 1998 and new members and a charter were approved in September 2000. The committee currently consists of Mr. Spraker and Ms. Weatherman. The compensation committee administers the 2000 stock plan and 2000 employee stock purchase plan and reviews the compensation and benefits for our executive officers.

Compensation Committee Interlocks and Insider Participation

Prior to establishing the compensation committee, the board of directors as a whole performed the functions delegated to the compensation committee. No member of the compensation committee or executive officer of Kyphon has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity. No compensation committee member is an officer or employee of Kyphon.

Director Compensation

Our non-employee directors are reimbursed for their out-of-pocket expenses incurred in connection with attending board and committee meetings but are not compensated for their services as board members. We have in the past granted directors options to purchase our common stock pursuant to the terms of our 1996 stock option plan. In addition, directors are eligible for the automatic grant of options under our 2000 stock plan. Upon the initial election of the directors, they receive an option to purchase 30,000 shares and annually thereafter, they receive an option to purchase an additional 10,000 shares. See "--Stock Plans."

Executive Compensation

The following table sets forth summary information concerning compensation of our chief executive officer and each of the next three most highly compensated current executive officers whose total annual salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1999. We refer to these persons as our named executive officers.

                           Summary Compensation Table

                                                Long-Term
                                              Compensation
                                          ---------------------
                               Annual
                            Compensation
                           -------------- Restricted Securities
Name and Principal                          Stock    Underlying  All Other
Position                    Salary  Bonus   Awards    Options   Compensation
------------------         -------- ----- ---------- ---------- ------------
Richard D. Murdock
 President & Chief Execu-
  tive Officer............ $250,000   --      --           --     $123,842(/1/)

Karen D. Talmadge, Ph.D.
 Executive Vice Presi-
  dent.................... $160,000   --      --           --           --

Robert M. Scribner
 Vice President, Research
  & Development........... $117,776   --      --       80,000           --

Eric N. Doelling
 Vice President, Opera-
  tions(/2/).............. $ 42,692   --      --      275,000           --

-------------------------------
(/1/Consists)of life insurance premiums in the amount of $300, cost of living allowance in the amount of $57,330 and relocation payments in the amount of $66,212.
(/2/Mr.)Doelling joined our company in September 1999 as Vice President of Operations at an annual salary of $150,000.

Option Grants in Last Fiscal Year

The following table sets forth information with respect to stock options granted to each of our named executive officers during the fiscal year ended December 31, 1999.

                             Option Grants in 1999

                                                                    Potential
                                                                   Realizable
                                                                      Value
                                                                   At Assumed
                                                                  Annual Rates
                                                                    Of Stock
                                                                      Price
                       Number of  Percent of                      Appreciation
                       Securities   Total                          For Option
                       Underlying  Options   Exercise                 Term
                        Options   Granted to Price Per Expiration -------------
Name                    Granted   Employees    Share      Date      5%     10%
----                   ---------- ---------- --------- ---------- ------ ------
Robert M. Scribner....   25,000       1.7%     $0.13    4/13/09
                         55,000       3.6%     $0.13    9/21/09
Eric N. Doelling......  275,000      18.1%     $0.13    9/21/09

The amounts disclosed in the column captioned "Exercise Price Per Share" represented the fair market value of the underlying shares of common stock on the dates the respective options were granted as determined by our board of directors.

The potential realizable values are calculated by multiplying the number of
shares granted by the assumed initial public offering price of $     per share,
assuming that the common stock appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of the option term at the appreciated price, and subtracting the exercise price. Stock price appreciation of 5% and 10% is assumed pursuant to rules of the Securities and Exchange Commission and does not represent our estimate or projection of our future common stock prices.

Aggregated Option Exercises in 1999 and Option Values

The following table sets forth information concerning the number and value of unexercised options held by each of our named executive officers on December 31, 1999. The value of "in-the-money" stock options represents the positive spread between the exercise price of stock options and the assumed initial
public offering price of $       per share.

In the last fiscal year, we granted options to purchase an aggregate of 1,517,500 shares. All options are fully exercisable, subject to our right to repurchase any unvested shares at the original exercise price in the event of the optionee's termination. Options generally vest over a four-year period, with 25% of the option shares vesting after one year and 2.1% of the option shares vesting monthly thereafter. Options have a term of ten years but may terminate before their expiration dates if the optionee's status as an employee is terminated or upon the optionee's death or disability.

                                                               Number of           Value of Unexercised
                                                         Securities Underlying    In-the-Money Options at
                         Shares Acquired     Value      Unexercised Options at        assumed initial
                         on Exercise (#) Realized(/1/)     December 31, 1999       public offering price
                         --------------- ------------- ------------------------- -------------------------
Name                                                   Exercisable Unexercisable Exercisable Unexercisable
----                                                   ----------- ------------- ----------- -------------
Karen D. Talmadge,
 Ph.D. .................         --            --        100,000           --
Robert M. Scribner......     55,000                       27,500      117,500
Eric N. Doelling........         --            --             --      275,000

-------------------------------
(/1/) Based upon an assumed initial offering price of $    per share.

Benefit Plans

1996 Stock Option Plan

Our board of directors and stockholders adopted our 1996 stock option plan in August 1996. Our board of directors has decided not to grant any additional options under the 1996 stock option plan following the effective date of this offering. However, the 1996 stock option plan will continue to govern the terms and conditions of the outstanding options granted under the 1996 stock option plan.

A total of 5,000,000 shares of our common stock are authorized for issuance under the 1996 stock option plan. As of August 31, 2000, options to acquire a total of 3,792,918 shares of our common stock were issued and outstanding, and a total 600,375 shares of our common stock had been issued upon the exercise of options granted under the 1996 stock option plan. In 2000, we granted an option to purchase 375,000 shares to Jefferey L. Kaiser, our Vice President, Finance and Administration, and Chief Financial Officer, in conjunction with his hiring. We also granted an option to purchase 50,000 shares to Eric N. Doelling, our Vice President, Operations, and an option to purchase 50,000 shares to Robert M. Scribner, our Vice President, Research and Development. Each of these grants vests over a four year period.

Our 1996 stock option plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute each option. If the outstanding options are not assumed or substituted, the administrator will provide notice to the optionee that he or she has the right to exercise the option as to all of the shares subject to the option, including shares which would not otherwise be exercisable, for a period of 15 days from the date of notice. The option will terminate upon the expiration of the 15-day period.

2000 Stock Plan

Our board of directors adopted the 2000 stock plan in September 2000 and the
stockholders approved our 2000 stock plan in            2000. Our 2000 stock
plan is the successor equity incentive plan to our 1996 stock option plan. Our board of directors has decided not to grant any additional options under the 1996 stock option plan as of the effective date of this offering.

The purpose of the 2000 stock plan is to provide us with a continued opportunity to retain and attract employees, directors and consultants who are essential to our future growth and success by providing such individuals with an opportunity to acquire shares of our common stock. Our 2000 stock plan provides for the grant of nonstatutory stock options to our employees, directors and consultants, and for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees and employees of our parent and subsidiary corporations.

Number of Shares of Common Stock Available under the 2000 Stock Plan. A total of 2,500,000 shares of our common stock are authorized for issuance under the 2000 stock plan. Also authorized under the 2000 stock plan are any shares of common stock that were reserved but unissued under our 1996 stock option plan and any shares that are subsequently returned to the 1996 stock option plan as a result of termination of options or our repurchase of shares previously issued under that plan. On the first day of each fiscal year during the term of the 2000 stock plan, beginning with our fiscal year 2001, the number of shares available for issuance under our 2000 stock plan will increase by an amount of shares equal to the lesser of 5.0% of the outstanding shares of our common stock on the last day of our immediately preceding fiscal year, 3,000,000 shares or a lesser amount as our board may determine.

Administration of the Incentive Plan. Our board of directors or a committee of our board administers the 2000 stock plan. In the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, the committee will consist of two or more "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code. The administrator has the power to determine the terms of the options granted, including the exercise price, the number of shares subject to each option, the exercisability of the options and the form of consideration payable upon exercise.

Options. The administrator determines the exercise price of options granted under the 2000 stock plan, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of
Section 162(m) of the Internal Revenue Code and all incentive stock options, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed 10 years, except with respect to any participant who owns 10% of the voting power of all classes of our outstanding capital stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the term of all other options.

No optionee may be granted an option to purchase more than 750,000 shares in any fiscal year. However, in connection with his or her initial service, an optionee may be granted options to purchase up to an additional
2,000,000 shares.

After termination of one of our employees, directors or consultants, he or she may exercise his or her option for the period of time stated in the option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months. However, an option may never be exercised later than the expiration of its term.

Automatic Grants to Nonemployee Directors. Our 2000 stock plan provides for the periodic automatic grant of options to our nonemployee directors. Each option granted under this automatic grant provision will have an exercise price per share equal to 100% of the fair market value per share of our common stock on the date of grant, and will have a term of 10 years, unless terminated earlier upon the optionee's termination of service as a director. The following is a brief description of the options that will automatically be granted to nonemployee directors under the 2000 stock plan:

  . Initial Grant. A nonemployee director will automatically be granted an option to purchase 30,000 shares of our common stock on the date the individual first becomes a nonemployee director, whether by appointment by our board or election by our stockholders. An employee director who ceases to be an employee will not be eligible to receive this initial grant. Each initial 30,000-share option grant will vest in three annual installments of 10,000 shares measured from the option grant date.

  . Annual Grants. Each nonemployee director will automatically be granted an option to purchase 10,000 shares of our common stock on the date of our annual stockholder meeting each year (except for the first such meeting if held within six months of this offering), provided the individual has been a nonemployee director for at least six months on the date of grant. Each annual grant will become fully vested on the third anniversary of the option grant date.

The other terms and conditions of the options automatically granted to nonemployee directors under the 2000 stock plan will be governed by the terms of our 2000 stock plan.

Transferability of Options. Our 2000 stock plan generally does not allow for the transfer of options and only the optionee may exercise an option during his or her lifetime. The administrator may, however, allow options to be transferable.

Adjustments upon Merger or Asset Sale. Our 2000 stock plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute each option. If the outstanding options are not assumed or substituted, the administrator will provide notice to the optionee that he or she has the right to exercise the option as to all of the shares subject to the option, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The option will terminate upon the expiration of the 15-day period.

Amendment and Termination of our 2000 Stock Plan. Our 2000 stock plan will automatically terminate in 2010, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the 2000 stock plan provided it does not adversely affect any option previously granted under our 2000 stock plan.

2000 Employee Stock Purchase Plan

Our board of directors adopted the 2000 employee stock purchase plan in September 2000 and the stockholders approved our purchase plan in 2000. Our purchase plan provides eligible employees the opportunity to purchase shares of our common stock at a discount through payroll deductions.

Number of Shares of Common Stock Available under the Purchase Plan. A total of 1,000,000 shares of our common stock are authorized for issuance under the purchase plan. In addition, the number of shares authorized for issuance under the purchase plan will increase annually on the first day of each fiscal year, beginning with our fiscal year 2001, equal to the lesser of 2.0% of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year, 1,200,000 shares, or such other amount as may be determined by our board of directors.

Administration of the Purchase Plan. Our board of directors or a committee of our board administers the purchase plan. Our board of directors or its committee has full and exclusive authority to interpret the terms of the purchase plan and determine eligibility.

Eligibility to Participate. All of our employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under the purchase plan if such employee:

  . immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or

  . has rights to purchase stock under all of our employee stock purchase plans which accrue at a rate that exceeds $25,000 worth of stock for each calendar year.

Offering Periods and Contributions. Our purchase plan is intended to qualify under Section 423 of the Internal Revenue Code and contains consecutive, overlapping 24-month offering periods. Each offering period includes four six month purchase periods. The offering periods generally start on the first trading day on or after February 1 and August 1 of each year, except for the first such offering period which will commence on the first trading day on or after the effective date of this offering and will end on the first trading day on or after the earlier of (i) February 1, 2003 or (ii) 27 months after the beginning of the first offering period.

Our purchase plan permits participants to purchase common stock through payroll deductions of up to 15% of their eligible compensation which includes a participant's base straight time gross earnings and commissions. A participant may purchase a maximum of 6,000 shares during a 6-month purchase period.

Purchase of Shares. Amounts deducted from a participant's eligible compensation and accumulated during a six month purchase period are used to purchase shares of our common stock at the end of the six-month purchase period. The price is 85% of the lower of the fair market value of our common stock at the beginning of an offering period or at the end of a purchase period. If the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will be withdrawn from the current offering period following their purchase of shares on the purchase date and will be automatically re-enrolled in a new offering period. Participants may end their participation at any time during an offering period, and will be paid their payroll deductions to date. Upon an employee's termination with us, he or she will have the opportunity to continue to participate in the purchase plan for three months after termination. Upon the expiration of such three month period, the employee's participation will automatically end.

Transferability of Rights. A participant may not transfer rights granted under the purchase plan other than by will, the laws of descent and distribution or as otherwise provided under the purchase plan.

Adjustments upon Merger or Asset Sale. In the event of a change of control, a successor corporation may assume or substitute each outstanding option. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened, and a new exercise date will be set.

Amendment and Termination of the Purchase Plan. Our board of directors has the authority to amend or terminate our purchase plan, except that, subject to certain exceptions described in the purchase plan, no such action may adversely affect any outstanding rights to purchase stock under our purchase plan.

Employment Arrangements

Employment at our company is at will. It is our policy to extend offer letters to our prospective employees, which contain the material terms of their employment. Offer letters for Eric N. Doelling and Jeffrey L. Kaiser also provide that in the event of a change in control all of their outstanding stock options will fully and immediately vest. In addition, Mr. Kaiser's offer letter provides for acceleration of options and a severance payment equal to six months of his annual salary upon termination of employment other than for cause.

Limitations on Liability and Indemnification

Our bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers, employees and other agents to the fullest extent permitted by Delaware law. We are also empowered under our bylaws to enter into indemnification agreements with our directors and officers and to purchase insurance on behalf of any person whom we are required or permitted to indemnify. We are obtaining a policy of directors' and officers' liability insurance that insures such persons against the cost of defense, settlement or payment of a judgment under certain circumstances.

We intend to enter into agreements with our directors and executive officers regarding indemnification. Under these agreements we will be required to indemnify them against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action, in connection with an actual, or a threatened, proceeding if any of them may be made a party because he or she is or was one of our directors or officers. We are obligated to pay these amounts only if the officer or director acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to our best interests. With respect to any criminal proceeding, we are obligated to pay these amounts only if the officer or director had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also will set forth procedures that will apply in the event of a claim for indemnification thereunder.

In addition, our amended and restated certificate of incorporation filed in connection with this offering provides that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. This provision in our amended and restated certificate of incorporation does not eliminate a director's duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available. Each director will continue to be subject to liability for breach of the director's duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to our best interests or our stockholders, for any transaction from which the director derived an improper personal benefit, for improper transactions between the director and us and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Except as disclosed in this paragraph, there is no pending litigation or proceeding involving any of our directors as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director. Three of our officers, Eric N. Doelling, Richard D. Murdock and Karen D. Talmadge, have been named along with us in a wrongful termination lawsuit brought by a former employee. We have agreed to indemnify these officers from any liability which may result from this lawsuit.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In December 1997 and March 1999, we sold shares of our series C preferred stock, which are convertible into an aggregate of 4,764,023 shares of common stock, at a price per share of $0.525. In December 1998 and January 1999, we sold shares of our series D preferred stock, which are convertible into an aggregate of 6,633,590 shares of common stock, at a price per share of $1.31. In December 1999 and February 2000, we sold shares of our series E preferred stock, which are convertible into an aggregate of 8,371,531 shares of common stock, at a price per share of $3.09. Upon completion of this offering all outstanding shares of preferred stock will automatically convert into shares of common stock. The purchasers of our preferred stock will have registration rights with respect to their shares of common stock following the completion of this offering. See "Description of Capital Stock--Registration Rights."

The following directors, executive officers, and holders of more than 5% of our voting securities purchased securities in the amounts and on the dates shown below:

Directors, Executive Officers and 5%           Series C  Series D   Series E
Stockholders                                   Preferred Preferred  Preferred
------------------------------------           --------- --------- -----------
Investor (Guernsey) Ltd.......................        --        --   4,258,495
Vertical Fund Associates, L.P.(/1/)........... 1,123,809   954,199     363,102
Warburg, Pincus Ventures, L.P.(/2/)........... 3,300,384 5,343,512   3,375,329
Price per share............................... $   0.525 $    1.31 $      3.09
Date(s) of purchase...........................     12/97     12/98 12/99, 2/00

-------------------------------
(/1/Jack)W. Lasersohn, a general partner of The Vertical Group, L.P., the sole general partner of Vertical Fund Associates, L.P., is one of our directors. (/2/Elizabeth)H. Weatherman, a managing director of Warburg Pincus Ventures,
    L.P., is one of our directors.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth information known to us with respect to beneficial ownership of our common stock as of August 31, 2000, as adjusted to reflect the sale of shares in this offering by:

  . each person, or group of affiliate persons, known by us to own beneficially more than 5% of our outstanding stock;

  .  each of our directors;

  .  each of our named executive officers; and

  .  all of our current executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of August 31, 2000, and not subject to repurchase as of that date, are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person. Percentage of beneficial ownership is based upon 28,482,139
shares of common stock outstanding as of August 31, 2000 and         shares of
common stock outstanding after this offering. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Kyphon Inc., 1350 Bordeaux Drive, Sunnyvale, California 94089.

                                                                        Percent Beneficially Owned
                                                                      ------------------------------
                                                      Shares Issuable
                                       Shares Kyphon    Pursuant to
                                       May Repurchase Options Within
                             Shares    Within 60 Days   60 Days of
                          Beneficially of August 31,    August 31,
Name of Beneficial Owner     Owned          2000           2000       Before Offering After Offering
------------------------  ------------ -------------- --------------- --------------- --------------
Warburg, Pincus Ven-
 tures, L.P. ...........   14,090,657          --              --          49.5%
 Elizabeth H. Weatherman
 466 Lexington Avenue
 New York, NY 10017
Investor (Guernsey)
 Ltd. ..................    4,258,495          --              --          15.0%
 National Westminster
  House
 Le Truchot St. Peter
  Port
 Guernsey Channel Island
 GYI 4PW, U.K.
Vertical Fund Associ-
 ates, L.P. ............    3,512,538          --              --          12.3%
 Jack W. Lasersohn
 18 Bank Street
 Summit, NJ 07901
Elizabeth H. Weather-
 man(/1/)...............   14,090,657          --              --          49.5%
Jack W. Lasersohn(/2/)..    3,512,538          --              --          12.3%
Richard D. Murdock......    1,300,000     677,084              --           4.6%
Karen D. Talmadge,
 Ph.D...................    1,300,000          --         100,000           4.6%
Terry E. Spraker,
 Ph.D...................      269,968          --          48,958             *
Robert M. Scribner......      212,439      50,000          35,521             *
Eric N. Doelling........      124,479      50,000          74,479             *
Douglas W. Kohrs........        7,292          --           7,292             *
Stephen Campe...........           --          --              --             *
All directors and execu-
 tive officers as a
 group (10 persons).....   20,917,373     877,084         266,250          72.8%

-------------------------------
* Less than 1%.
(/1/Consists)of 14,090,657 shares of common stock held by Warburg, Pincus
    Ventures, L.P. Elizabeth H. Weatherman, one of our directors, is a Managing Director of Warburg, Pincus Ventures, LP. Ms. Weatherman disclaims beneficial ownership of the shares held by this fund except to the extent of her pecuniary interest therein.
(/2/Consists)of 3,512,538 shares of common stock held by Vertical Fund
    Associates, L.P. Jack W. Lasersohn, one of our directors, is a General Partner of The Vertical Group, L.P., the sole general partner of Vertical Fund Associates. Mr. Lasersohn disclaims beneficial ownership of the shares held by this fund except to the extent of his pecuniary interest therein.

                          DESCRIPTION OF CAPITAL STOCK

Upon the completion of this offering, we will be authorized to issue up to 50,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share.

Common Stock

As of August 31, 2000, there were 28,482,139 shares of common stock outstanding
held of record by 87 stockholders. There will be           shares of common
stock outstanding after giving effect to the sale of common stock offered in this offering. As of August 31, 2000, there are outstanding options to purchase a total of 3,792,918 shares of our common stock under our stock plans.

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Our stockholders do not have cumulative voting rights in the election of directors. Subject to preferences that may be granted to any then outstanding preferred stock, holders of common stock are entitled to receive ratably only those dividends as may be declared by the board of directors out of funds legally available therefor, as well as any distributions to the stockholders. See "Dividend Policy." In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all of our assets remaining after we pay our liabilities and distribute the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock.

Warrants

As of August 31, 2000, there were three warrants outstanding to purchase an aggregate of 43,359 shares of common stock at a weighted average exercise price of $2.04 per share. As of August 31, 2000, there was one warrant outstanding to purchase 9,728 shares of series B preferred stock at an exercise price of $0.35 per share and one warrant outstanding to purchase 8,631 shares of series C preferred stock at an exercise price of $0.525 per share. We issued both of these warrants in conjunction with our equipment lease lines. As of August 31, 2000, there was a warrant outstanding to purchase 25,000 shares of series E preferred stock at an exercise price of $3.09 per share issued in connection with our facility lease. The warrant to purchase 9,728 shares of series B preferred stock expires on the earlier of April 2003 or our merger or acquisition with another company. The warrant to purchase 8,631 shares of series C preferred stock expires if not exercised by the closing of this offering. The warrant exercisable for 25,000 shares of series E preferred stock also expires if not exercised by the closing of this offering.

Preferred Stock

Our board of directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of Kyphon. We have no present plan to issue any shares of preferred stock.

Registration Rights

Following the closing of this offering, the holders of 26,291,288 shares of our common stock will be entitled to certain rights with respect to the registration of their shares under the Securities Act. In the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, these holders are entitled to notice of the registration and are entitled to include their common stock in the registration, subject to certain marketing and other limitations. Beginning six months after the closing of this offering, the holders of at least 50% of these securities have the right to require us, on not more than two occasions, to file a registration statement under the Securities Act in order to register all or any part of their common stock. We may, in certain circumstances, defer such registrations and the underwriters have the right, subject to certain limitations, to limit the number of shares included in such registrations. Further, these holders may require us to register all or a portion of their shares on a Form S-3, subject to certain conditions and limitations.

Anti-takeover Effects of Provisions of Our Charter and Bylaws

Our bylaws provide for our board of directors to be divided into three classes, with staggered three-year terms. When this division is effective, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our bylaws also provide that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing, and that only our board of directors, chairman of the board, chief executive officer, president and one or more stockholders holding shares in the aggregate in at least 10% of the voting shares of our stock may call a special meeting of stockholders.

The combination of the classification of our board of directors, when effective, and lack of cumulative voting will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of Kyphon by replacing our board of directors. Since the board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Kyphon.

These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of Kyphon. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and in the policies furnished them and to discourage certain types of transactions that may involve an actual or threatened change of control of Kyphon. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

Section 203 of the General Corporation Law of the State of Delaware

We are subject to Section 203 of the General Corporation Law of the State of Delaware, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, with the following exceptions:

  . prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

  . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

  . on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines business combination to include the following:

  . any merger or consolidation involving the corporation and the interested stockholder;

  . any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  . subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  . any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

  . the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person.

Nasdaq National Market Listing

Application has been made for quotation of our common stock on The Nasdaq National Market under the symbol "KYPH."

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services L.L.C. Its address is 400 South Hope St., 4th Floor, Los Angeles, California 90071, and its telephone number is (213) 553-9730.

                        SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could reduce prevailing market prices. Some shares will not be available for sale shortly after this offering because of contractual and legal restrictions on resale as described below. Sales of substantial amounts of our common stock in the public market after any such restrictions on sale lapse could adversely affect the prevailing market price of the common stock and impair our ability to raise equity capital in the future.

Upon completion of this offering, we will have         shares of common stock
outstanding based on shares outstanding as of August 31, 2000. Of these shares,
the              shares sold in this offering will be freely transferable
without restriction under the Securities Act, unless they are held by our "affiliates" as that term is used under the Securities Act and the regulations promulgated thereunder.

Of these shares, the remaining 28,482,139 shares were sold by us in reliance on exemptions from the registration requirements of the Securities Act, are restricted securities within the meaning of Rule 144 under the Securities Act and become eligible for sale in the public market as follows:

  . 90 days after the effective date of this prospectus, no shares will become eligible for sale subject to the provisions of Rules 144 and 701;

  . 180 days after the effective date of this prospectus, 28,482,139 shares will become eligible for sale, subject to the provisions of Rule 144, Rule 144(k) or Rule 701, upon the expiration of agreements not to sell such shares entered into between the underwriters and such stockholders; and

Lock-Up Agreements

Beginning 180 days after the date of this prospectus,      additional shares
subject to vested options as of the date of completion of this offering will be available for sale subject to compliance with Rule 701 and upon the expiration of agreements not to sell such shares entered into between the underwriters and such stockholders. Any shares subject to lock-up agreements may be released at any time without notice by the underwriters.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned restricted shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of completion of this offering, a number of shares that does not exceed the greater of 1% of the then
outstanding shares of common stock (approximately        shares immediately
after this offering), or the average weekly trading volume in the common stock during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. In addition, a person who is not deemed to have been an affiliate of Kyphon at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above.

Rule 701

Any of our employees, officers, directors or consultants who purchased his or her shares prior to the date of completion of this offering or who holds vested options as of that date pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public-information, holding-period, volume-limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the holding-period restrictions of Rule 144, in each case commencing 90 days after the date of completion of this offering. However, we and certain officers, directors and other stockholders have agreed not to sell or otherwise dispose of any shares of our common stock for the 180-day period after the date of this prospectus without the prior written consent of the underwriters. See "Underwriting."

Options

As soon as practicable after the date of completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register shares of common stock reserved for issuance under the 1996 stock option plan, 2000 stock plan and 2000 employee stock purchase plan, thus permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act. Such registration statements will become effective immediately upon filing.

                                  UNDERWRITING

The underwriters named below have agreed to buy, subject to the terms of the purchase agreement, the number of shares listed opposite their names below. The underwriters are committed to purchase and pay for all of the shares if any are purchased.

                                                                          Number
                                                                            of
        Underwriters                                                      Shares
        ------------                                                      ------
        U.S. Bancorp Piper Jaffray Inc. .................................
        Bear, Stearns & Co. Inc. ........................................
        Chase Securities Inc. ...........................................
                                                                           ----
            Total........................................................
                                                                           ====

The underwriters have advised us that they propose to offer the shares to the
public at $    per share. The underwriters propose to offer the shares to certain dealers at the same price less a concession of not more than $ per share. The underwriters may allow and the dealers may reallow a concession of
not more than $    per share on sales to certain other brokers and dealers.
After the offering, these figures may be changed by the underwriters.

At our request, the underwriters have reserved for sale at the initial public
offering price up to          shares of common stock to directors, officers,
employees, business associates and related persons of Kyphon. The number of shares of common stock available for sale to the general public will be reduced to the extent that such individuals purchase all or a portion of these reserved shares. Any reserved shares which are not purchased will be offered by the underwriters to the general public on the same basis as the shares of common stock offered hereby.

We have granted to the underwriters an option to purchase up to an additional shares of common stock from us at the same price to the public, and with the same underwriting discount, as set forth in the table above. The underwriters may exercise this option any time during the 30-day period after the date of this prospectus, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares as it was obligated to purchase under the purchase agreement.

The following table shows the underwriting fees to be paid to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

                                                       No Exercise Full Exercise
                                                       ----------- -------------
        Per share.....................................    $            $
        Total.........................................    $            $

We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have informed us that neither they, nor any other underwriter participating in the distribution of the offering, will make sales of the common stock offered by this prospectus to accounts over which they exercise discretionary authority without the prior specific written approval of the customer.

The offering of our shares of common stock is made for delivery when, and as if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or part.

We and each of our directors, executive officers and our shareholders have agreed to certain restrictions on our ability to sell additional shares of our common stock for a period of 180 days after the date of this prospectus. We have agreed not to directly or indirectly offer for sale, sell, contract to sell, grant any option for the sale of, or otherwise issue or dispose of, any shares of common stock, options or warrants to acquire shares of common stock, or any related security or instrument, without the prior written consent of U.S. Bancorp Piper Jaffray.

Prior to the offering, there has been no established trading market for the common stock. The initial public offering price for the shares of common stock offered by this prospectus was negotiated by us and the underwriters. The factors considered in determining the initial public offering price include:

  .  the history of and the prospects for the industry in which we compete;

  .  our past and present operations;

  .  our prospects for future earnings;

  . the recent market prices of securities of generally comparable companies; and

  . the general condition of the securities markets at the time of the offering and other relevant factors.

There can be no assurance that the initial public offering price of the common stock will correspond to the price at which the common stock will trade in the public market subsequent to this offering or that an active public market for the common stock will develop and continue after this offering.

To facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than have been sold to them by us. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the issuer in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. "Naked" short sales are sales in excess of this option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if shares of common stock previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also effect the price of the common stock to the extent that it discourages resales of the common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

The validity of the common stock offered here by will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cooley Godward LLP, Palo Alto, California. As of the date of this prospectus, WS Investment Company, an investment partnership composed of certain current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, as well as certain individual attorneys of Wilson Sonsini Goodrich & Rosati, beneficially own an aggregate of 167,872 shares of our common stock.

                                    EXPERTS

The financial statements as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC for the stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement and the exhibits. You should refer to the registration statement and its exhibits for additional information. When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

You can read our SEC filings, including the registration statement, over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, NW, Washington, DC 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the Nasdaq National Market. For further information on obtaining copies of our public filings at the Nasdaq National Market, you should call (212) 656-5060.

                                  KYPHON INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
        Report of Independent Accountants.................................. F-2
        Balance Sheets..................................................... F-3
        Statements of Operations........................................... F-4
        Statements of Stockholders' Deficit................................ F-5
        Statements of Cash Flows........................................... F-6
        Notes to Financial Statements...................................... F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Kyphon Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Kyphon Inc. (the "Company") at December 31, 1998 and 1999 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

San Jose, California
March 20, 2000, except for Note 5
as to which the date is June 21, 2000
and Note 11 as to which the date is September 8, 2000

                                  KYPHON INC.
                                 BALANCE SHEETS

                                                                     Pro Forma
                                                                   Stockholders'
                                December 31,                         Equity at
                           ------------------------    June 30,    June 30, 2000
                              1998         1999          2000      (See Note 10)
                           -----------  -----------  ------------  -------------
                                                             (unaudited)
Assets
Current assets:
 Cash and cash
  equivalents............. $ 8,122,540  $24,002,806  $    628,182
 Short-term investments...          --    1,314,867    20,424,538
 Accounts receivable, net
  of allowance for
  doubtful accounts of
  none, none and $50,000
  (unaudited),
  respectively............          --      116,908       490,118
 Inventory................          --      103,020       580,395
 Prepaid expenses and
  other current assets....      37,611      129,145       266,285
                           -----------  -----------  ------------
   Total current assets...   8,160,151   25,666,746    22,389,518
Property and equipment,
 net......................     396,018      544,174     1,835,019
Other assets..............      81,037       81,037       276,775
                           -----------  -----------  ------------
Total assets.............. $ 8,637,206  $26,291,957  $ 24,501,312
                           ===========  ===========  ============
Liabilities, Convertible
 Preferred
Stock and Stockholders'
 Equity (Deficit)
Current liabilities:
 Current portion of notes
  payable................. $   115,284  $   141,368  $    173,066
 Accounts payable.........     169,814      338,293       871,537
 Accrued liabilities......     242,815      461,871     1,113,369
                           -----------  -----------  ------------
   Total current
    liabilities...........     527,913      941,532     2,157,972
Notes payable, net of
 current portion..........     308,397      208,524       190,969
                           -----------  -----------  ------------
   Total liabilities......     836,310    1,150,056     2,348,941
                           -----------  -----------  ------------
Commitments and
 contingencies (Notes 5
 and 11)
Convertible preferred
 stock, par value: $0.001
 Authorized: 25,438,116
  shares
 Issued and outstanding:
  17,530,968 shares in
  1998, 25,039,499 shares
  in 1999, 26,291,288
  shares at June 30, 2000
  (unaudited); and none
  pro forma (unaudited)
 (Liquidation preference:
  $13,006,086 at
  December 31, 1998,
  $35,473,868 at
  December 31, 1999 and
  $39,341,896 at June 30,
  2000 (unaudited)).......  11,717,614   34,156,030    38,024,064  $         --
                           -----------  -----------  ------------  ------------
Stockholders' equity
 (deficit):
 Common stock, par value:
  $0.001
  Authorized: 40,000,000
   shares
  Issued and outstanding:
   1,505,059 shares in
   1998, 1,756,102 shares
   in 1999,
   2,133,559 shares at
   June 30, 2000
   (unaudited); and
   28,424,847 shares pro
   forma (unaudited)......       1,505        1,756         2,134        28,425
  Additional paid-in
   capital................      87,255      904,277     6,135,375    44,133,148
  Deferred stock-based
   compensation, net......          --     (768,016)   (5,448,301)   (5,448,301)
 Accumulated other
  comprehensive income....          --       24,504       424,424       424,424
 Accumulated deficit......  (4,005,478)  (9,176,650)  (16,985,325)  (16,985,325)
                           -----------  -----------  ------------  ------------
   Total stockholders'
    equity (deficit)......  (3,916,718)  (9,014,129)  (15,871,693) $ 22,152,371
                           -----------  -----------  ------------  ============
    Total liabilities,
     convertible preferred
     stock and
     stockholders' equity
     (deficit)............ $ 8,637,206  $26,291,957  $ 24,501,312
                           ===========  ===========  ============

The accompanying notes are an integral part of these financial statements.

                                  KYPHON INC.
                            STATEMENTS OF OPERATIONS

                                                                    Six Months Ended
                               Years Ended December 31,                 June 30,
                          -------------------------------------  ------------------------
                             1997         1998         1999         1999         2000
                          -----------  -----------  -----------  -----------  -----------
                                                                       (unaudited)
Sales...................  $        --  $        --  $   260,589  $    44,602  $ 1,015,271
Cost of goods sold......           --           --      504,700      101,591    1,340,268
                          -----------  -----------  -----------  -----------  -----------
Loss on product sales...           --           --     (244,111)     (56,989)    (324,997)
                          -----------  -----------  -----------  -----------  -----------
Operating expenses:
 Research and develop-
  ment..................      763,429    1,694,319    1,996,674      832,838    1,558,935
 Sales and marketing....           --       87,201    1,269,480      297,570    3,995,854
 General and administra-
  tive..................      383,530      871,247    1,883,159      823,268    2,188,339
                          -----------  -----------  -----------  -----------  -----------
   Total operating ex-
    penses..............    1,146,959    2,652,767    5,149,313    1,953,676    7,743,128
                          -----------  -----------  -----------  -----------  -----------
Loss from operations....   (1,146,959)  (2,652,767)  (5,393,424)  (2,010,665)  (8,068,125)
Interest income.........       13,399       43,725      268,750      126,531      278,070
Interest expense........      (10,597)     (34,223)     (46,498)     (23,986)     (18,620)
                          -----------  -----------  -----------  -----------  -----------
Net loss................  $(1,144,157) $(2,643,265) $(5,171,172) $(1,908,120) $(7,808,675)
                          ===========  ===========  ===========  ===========  ===========
Net loss per common
 share, basic and dilut-
 ed.....................  $   (715.99) $    (14.11) $    (12.96) $     (5.90) $     (8.15)
                          ===========  ===========  ===========  ===========  ===========
Weighted-average shares
 used in computing net
 loss per common share,
 basic and diluted......        1,598      187,316      399,150      323,531      957,669
                          ===========  ===========  ===========  ===========  ===========
Pro forma net loss per
 common share, basic and
 diluted (unaudited)....                            $     (0.28)              $     (0.29)
                                                    ===========               ===========
Weighted-average shares
 used in computing pro
 forma net loss per com-
 mon share, basic and
 diluted (unaudited)....                             18,624,967                26,932,571
                                                    ===========               ===========


The accompanying notes are an integral part of these financial statements.

                                  KYPHON INC.
                      STATEMENTS OF STOCKHOLDERS' DEFICIT
             FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                    AND THE SIX MONTHS ENDED JUNE 30, 2000

                                                                                   Accumulated
                            Common Stock   Additional                 Deferred        Other
                          ----------------  Paid-In   Common Stock  Stock-Based   Comprehensive Accumulated
                           Shares   Amount  Capital   Subscriptions Compensation     Income       Deficit        Total
                          --------- ------ ---------- ------------- ------------  ------------- ------------  -----------
Balances at January 1,
 1997...................         -- $   -- $       --   $     --    $        --     $     --    $   (218,056) $  (218,056)
Exercise of stock op-
 tions..................     14,583     15        495         --             --           --              --          510
Return of Series C pre-
 ferred stock in Decem-
 ber in connection with
 common stock subscrip-
 tion...................         --     --         --      4,000             --           --              --        4,000
Common stock subscrip-
 tion received in ex-
 change for services re-
 ceived.................         --     --         --      6,000             --           --              --        6,000
Net loss................         --     --         --         --             --           --      (1,144,157)  (1,144,157)
                          --------- ------ ----------   --------    -----------     --------    ------------  -----------
Balances at December 31,
 1997...................     14,583     15        495     10,000             --           --      (1,362,213)  (1,351,703)
Issuance of common stock
 for cash...............  1,490,476  1,490     76,760         --             --           --              --       78,250
Forgiveness of common
 stock subscriptions....         --     --     10,000    (10,000)            --           --              --           --
Net loss................         --     --         --         --             --           --      (2,643,265)  (2,643,265)
                          --------- ------ ----------   --------    -----------     --------    ------------  -----------
Balances at December 31,
 1998...................  1,505,059  1,505     87,255         --             --           --      (4,005,478)  (3,916,718)
Exercise of stock op-
 tions..................    151,043    151      6,422         --             --           --              --        6,573
Issuance of common stock
 for cash...............    100,000    100     12,900         --             --           --              --       13,000
Change in unrealized ap-
 preciation on invest-
 ments..................         --     --         --         --             --       24,504              --       24,504
Deferred stock-based
 compensation...........         --     --    797,700         --       (797,700)          --              --           --
Amortization of deferred
 stock-based compensa-
 tion...................         --     --         --         --         29,684           --              --       29,684
Net loss................         --     --         --         --             --           --      (5,171,172)  (5,171,172)
                          --------- ------ ----------   --------    -----------     --------    ------------  -----------
Balances at December 31,
 1999...................  1,756,102  1,756    904,277         --       (768,016)      24,504      (9,176,650)  (9,014,129)
Exercise of stock op-
 tions (unaudited)......    377,457    378    168,597         --             --           --              --      168,975
Change in unrealized ap-
 preciation on invest-
 ments (unaudited)......         --     --         --         --             --      399,920              --      399,920
Deferred stock-based
 compensation (unau-
 dited).................         --     --  5,062,501         --     (5,062,501)          --              --           --
Amortization of deferred
 stock-based compensa-
 tion (unaudited).......         --     --         --         --        382,216           --              --      382,216
Net loss (unaudited)....         --     --         --         --             --           --      (7,808,675)  (7,808,675)
                          --------- ------ ----------   --------    -----------     --------    ------------  -----------
Balances at June 30,
 2000 (unaudited).......  2,133,559 $2,134 $6,135,375   $     --    $(5,448,301)    $424,424    $(16,985,325) $15,871,693
                          ========= ====== ==========   ========    ===========     ========    ============  ===========

The accompanying notes are an integral part of these financial statements.

                                  KYPHON INC.
                            STATEMENTS OF CASH FLOWS

                                                                    Six Months Ended
                              Years Ended December 31,                  June 30,
                         -------------------------------------  -------------------------
                            1997         1998         1999         1999          2000
                         -----------  -----------  -----------  -----------  ------------
                                                                      (unaudited)
Cash flows from
 operating activities:
 Net loss..............  $(1,144,157) $(2,643,265) $(5,171,172) $(1,908,120) $ (7,808,675)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
  Preferred stock
   issued for services
   received............           --           --       27,778           --            --
  Stock subscription in
   exchange for
   services received...        6,000           --           --           --            --
  Depreciation and
   amortization........       24,507      100,203      196,958       83,391       192,209
  Amortization of
   deferred stock-based
   compensation........           --           --       29,684           --       382,216
  Loss on disposal of
   property and
   equipment...........           --           --        2,417           --         6,349
  Realized gain on
   investments.........           --           --      (91,603)     (30,189)      (63,147)
  Allowance for
   doubtful accounts...           --           --           --           --        50,000
  Changes in operating
   assets and
   liabilities:
  Accounts receivable..           --           --     (116,908)     (32,320)     (423,210)
  Inventory............           --           --     (103,020)     (19,000)     (477,375)
  Prepaid expenses and
   other current
   assets..............      (17,986)     (15,930)     (80,757)     (88,895)     (137,140)
  Other assets.........           --      (81,037)          --           --      (195,738)
  Accounts payable.....       55,226       95,745      168,479      (64,675)      533,244
  Accrued liabilities..       11,744      199,800      219,056        9,419       651,498
                         -----------  -----------  -----------  -----------  ------------
   Net cash used in
    operating
    activities.........   (1,064,666)  (2,344,484)  (4,919,088)  (2,050,389)   (7,289,769)
                         -----------  -----------  -----------  -----------  ------------
Cash flows from
 investing activities:
 Acquisition of
  property and
  equipment............     (133,998)    (377,115)    (347,531)     (92,949)   (1,509,210)
 Proceeds from sale of
  property and
  equipment............           --           --           --           --        19,807
 Acquisition of
  investments..........           --           --   (5,573,760)  (4,283,397)  (21,471,604)
 Maturities and sales
  from investments.....           --           --    4,375,000           --     2,825,000
                         -----------  -----------  -----------  -----------  ------------
  Net cash used in
   investing
   activities..........     (133,998)    (377,115)  (1,546,291)  (4,376,346)  (20,136,007)
                         -----------  -----------  -----------  -----------  ------------
Cash flows from
 financing activities:
 Proceeds from issuance
  of common stock......           --       78,250       13,000       13,000            --
 Proceeds from issuance
  of convertible
  preferred stock,
  net..................    2,499,589    8,238,927   22,410,638      436,691     3,868,028
 Proceeds from exercise
  of stock options.....          510           --        6,573        2,674       168,975
 Proceeds from notes
  payable..............      280,923      360,765       35,160           --        97,799
 Repayment of notes
  payable..............      (17,803)    (200,204)    (119,726)     (55,911)      (83,650)
                         -----------  -----------  -----------  -----------  ------------
  Net cash provided by
   financing
   activities..........    2,763,219    8,477,738   22,345,645      396,454     4,051,152
                         -----------  -----------  -----------  -----------  ------------
Net increase (decrease)
 in cash and cash
 equivalents...........    1,564,555    5,756,139   15,880,266   (6,030,281)  (23,374,624)
Cash and cash
 equivalents, beginning
 of period.............      801,846    2,366,401    8,122,540    8,122,540    24,002,806
                         -----------  -----------  -----------  -----------  ------------
Cash and cash
 equivalents, end of
 period................  $ 2,366,401  $ 8,122,540  $24,002,806  $ 2,092,259  $    628,182
                         ===========  ===========  ===========  ===========  ============
Supplementary
 disclosure of noncash
 financing activities:
 Return of series C
  preferred stock......  $     4,000  $        --  $        --  $        --  $         --
                         ===========  ===========  ===========  ===========  ============
 Forgiveness of common
  stock subscriptions..  $        --  $    10,000  $        --  $        --  $         --
                         ===========  ===========  ===========  ===========  ============
 Deferred stock-based
  compensation.........  $        --  $        --  $   797,700  $        --  $  5,062,501
                         ===========  ===========  ===========  ===========  ============
Supplementary
 disclosure of cash
 flow information:
 Cash paid during
  period for interest..  $    10,597  $    34,223  $    46,498  $    23,986  $     18,620
                         ===========  ===========  ===========  ===========  ============

The accompanying notes are an integral part of these financial statements.

                                  KYPHON INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- FORMATION AND BUSINESS OF THE COMPANY:

Kyphon Inc. (the "Company") was incorporated in the State of Delaware on January 10, 1994 and commenced operations in September 1996. The Company develops innovative devices using its proprietary balloon technology for orthopedic applications. The Company's first commercial products are used for the treatment of vertebral body compression fractures, which are primarily caused by osteoporosis. During 1999, the Company commenced planned principal operations and emerged from the development stage.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Unaudited interim results

The accompanying balance sheet as of June 30, 2000, the statements of operations and of cash flows for the six months ended June 30, 1999 and 2000, and the statement of stockholders' deficit for the six months ended June 30, 2000 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position and results of operations and of cash flows for the six months ended June 30, 1999 and 2000. The financial data and other information disclosed in these notes to financial statements related to the six month periods are unaudited. The results for the six months ended June 30, 2000 are not necessarily indicative of the results to be expected for the year ending December 31, 2000.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

Investments with an original maturity of 90 days or less as of the date of purchase are considered cash equivalents.

Available-for-sale securities

The Company has classified its investments as "available-for-sale." Such investments are recorded at fair value and unrealized gains and losses are recorded as a separate component of stockholders' equity (deficit) until realized. Interest income is recorded using an effective interest rate, with associated premium or discount amortized to "investment income." The cost of securities sold is based upon the specific identification method.

Inventories

Inventories are stated at the lower of cost (principally standard cost, which approximates actual cost on a first-in, first-out basis) or market value.

Depreciation and amortization

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, generally one to five years. Amortization of leasehold improvements and leased assets is provided on a straight-line basis over the life of

                                  KYPHON INC.

the related asset or the lease term, if shorter. Upon sale or retirement of assets, the cost and related accumulated depreciation and amortization are removed from the balance sheet and the resulting gain or loss is reflected in operations.

Impairment of long-lived assets

The Company accounts for long-lived assets under Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires the Company to review for impairment of long-lived assets, whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. When such an event occurs, management determines whether there has been an impairment by comparing the anticipated undiscounted future net cash flows to the related assets' carrying value. If an asset is considered impaired, the asset is written down to fair value, which is determined based either on discounted cash flows or appraised values, depending on the nature of the asset.

Concentrations of credit risk and other risks and uncertainties

The Company's cash and cash equivalents are deposited with one major financial institution in the United States. Deposits in this institution may exceed the amount of insurance provided on such deposits.

For financial instruments consisting of cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued liabilities included in the Company's financial statements, the carrying amounts approximate fair value due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of notes payable and long-term debt approximates fair value. Estimated fair values for marketable securities, which are separately disclosed elsewhere, are based on quoted market prices for the same or similar instruments.

The Company's accounts receivable are derived from revenue earned from customers located in the United States. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers.

Revenues from three customers accounted for 23%, 18% and 15% of total revenues for the year ended December 31, 1999. Two of these customers accounted for 27% and 11% of total accounts receivable at December 31, 1999.

The Company's products require clearance or approval from the Food and Drug Administration ("FDA") prior to the commencement of commercialized sales. In July 1998, the Company received 510(k) clearance for its KyphX inflatable Bone Tamp. Internationally, the Company received CE Mark approval from the European regulatory agency in April 2000 to market its products.

The Company is subject to risks common to companies in the medical device industry including, but not limited to, new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations, uncertainty of market acceptance of products, product liability and the need to obtain additional financing.

Revenue recognition

Revenue from product sales is recognized when inventory provided to customers by the Company's employees has been used at the customer's facility as evidenced by receipt of a purchase order and collection of the receivables are deemed probable.

                                  KYPHON INC.

Research and development

Research and development expenses are charged to operations as incurred.

Advertising costs

Advertising costs, included in sales and marketing expenses, are expensed as incurred. No expenses were incurred in 1997, 1998 and 1999.

Segments

The Company operates in one segment, using one measurement of profitability to manage its business. As of December 31, 1998 and 1999, all long-lived assets are maintained in the United States. All revenue was generated in the United States during the year ended December 31, 1999.

Income taxes

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Accounting for stock-based compensation

The Company uses the intrinsic value method of Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees," in accounting for its employee stock options, and presents disclosure of pro forma information required under Statement of Financial Accounting Standard No. 123 or ("SFAS No. 123"), "Accounting for Stock-Based Compensation."

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force Issue No. 96-18. "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

Comprehensive income (loss)

Comprehensive income (loss) generally represents all changes in stockholders' deficit except those resulting from investments or contributions by stockholders. The Company's unrealized gains on available-for-sale securities represent the only component of comprehensive loss that is excluded from net loss for 1999 and is not significant, therefore, no separate statement of comprehensive loss has been presented.

Net loss per common share

Basic net loss per share is computed by dividing net loss by the weighted-average number of vested common shares outstanding for the period. Diluted net loss per share is computed giving effect to all dilutive potential common shares, including options, warrants and convertible preferred stock. Options, warrants, and common stock subject to repurchase were not included in the computation of diluted net loss per share because the effect would be antidilutive.

                                  KYPHON INC.

A reconciliation of the numerator and denominator used in the calculation of basic and diluted net loss per common share follows:

                                                                    Six Months Ended
                               Years Ended December 31,                 June 30,
                          -------------------------------------  ------------------------
                             1997         1998         1999         1999         2000
                          -----------  -----------  -----------  -----------  -----------
                                                                       (unaudited)
Net loss per common
 share, basic and dilut-
 ed:
  Net loss..............  $(1,144,157) $(2,643,265) $(5,171,172) $(1,908,120) $(7,808,675)
                          ===========  ===========  ===========  ===========  ===========
Weighted-average common
 shares outstanding.....        1,598      319,097    1,665,333    1,623,531    1,957,658
Less weighted-average
 shares subject to re-
 purchase...............           --     (131,781)  (1,266,183)  (1,300,000)    (999,989)
                          -----------  -----------  -----------  -----------  -----------
Weighted-average shares
 used in computing basic
 and diluted net loss
 per common share.......        1,598      187,316      399,150      323,531      957,669
                          ===========  ===========  ===========  ===========  ===========

The following outstanding options, convertible preferred stock, common stock subject to repurchase and warrants were excluded from the computation of diluted net loss per share as they had an antidilutive effect:

                                                             Six Months Ended
                              Years Ended December 31,           June 30,
                          -------------------------------- ---------------------
                             1997       1998       1999       1999       2000
                          ---------- ---------- ---------- ---------- ----------
                                                                (unaudited)
Options to purchase com-
 mon stock..............     238,000    694,500  2,011,583    942,500  3,571,626
Convertible preferred
 stock..................  11,233,257 17,530,968 25,039,499 17,919,757 26,291,288
Common stock subject to
 repurchase.............          --  1,300,000    947,917  1,300,000    985,417
Warrants................       9,728     18,359     18,359     18,359     43,359
                          ---------- ---------- ---------- ---------- ----------
                          11,480,985 19,543,827 28,017,358 20,180,616 30,891,690
                          ========== ========== ========== ========== ==========

Recent accounting pronouncements

In March 2000, the Financial Accounting Board issued Interpretation No. 44 ("FIN No. 44") "Accounting for Certain Transactions Involving Stock Compensation," an interpretation of the Accounting Principles Board Opinion No. 25 ("APB No. 25"). This interpretation clarifies the definition of the employee for purposes of applying APB No. 25, "Accounting for Stock Issued to Employees," the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combination. FIN No. 44 is effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998, or January 12, 2000. The adoption of FIN No. 44 did not and will not have a material impact on the Company's financial statements.

In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB No. 101"), "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB No. 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. The Company has complied with the guidance in SAB No. 101 for all periods presented.

                                  KYPHON INC.

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS No. 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of relationship that exists. As amended, SFAS No. 133 will be effective for fiscal years beginning after June 15, 2000. The Company does not currently hold derivative instruments or engage in hedging activities and does not believe that the implementation of SFAS No. 133 will have any significant impact on its financial position or results of operations.

NOTE 3 -- BALANCE SHEET ACCOUNTS:

At December 31, 1998, the Company held no short-term investments. Short-term investments at December 31, 1999 are summarized as follows:

                                                         Amortized
                                                            Cost    Fair Value
                                                         ---------- -----------
   Federal government obligations....................... $1,290,363 $ 1,314,867
                                                         ========== ===========

All short-term investments mature within one year.

Short-term investments at June 30, 2000 are summarized as follows:

                                                         Amortized
                                                           Cost     Fair Value
                                                        ----------- -----------
   Federal government obligations...................... $20,000,114 $20,424,538
                                                        =========== ===========

Inventory consists of the following:

                                                                  December 31,
                                                                 ---------------
                                                                  1998    1999
                                                                 ------ --------
   Raw materials................................................ $   -- $ 65,903
   Work-in-process..............................................     --   16,260
   Finished goods...............................................     --   20,857
                                                                 ------ --------
                                                                 $   -- $103,020
                                                                 ====== ========

Property and equipment consist of the following:

                                                              December 31,
                                                           --------------------
                                                             1998       1999
                                                           ---------  ---------
   Furniture and fixtures................................. $ 109,236  $ 150,332
   Computer software and hardware.........................   130,638    297,316
   Laboratory equipment...................................   281,111    289,743
   Manufacturing equipment................................        --    112,351
   Leasehold improvements.................................        --      6,375
                                                           ---------  ---------
                                                             520,985    856,117
   Less: Accumulated depreciation and amortization........  (124,967)  (321,791)
   Plus: Construction-in-progress.........................        --      9,848
                                                           ---------  ---------
                                                           $ 396,018  $ 544,174
                                                           =========  =========

                                  KYPHON INC.

Accrued liabilities consist of the following:

                                                                December 31,
                                                              -----------------
                                                                1998     1999
                                                              -------- --------
   Accrued salaries and related expenses..................... $149,434 $329,757
   Accrued other.............................................   78,881   49,171
   Accrued legal and accounting fees.........................   14,500   82,943
                                                              -------- --------
                                                              $242,815 $461,871
                                                              ======== ========

NOTE 4 -- NOTES PAYABLE:

Line of credit

In February 1997, the Company entered into a revolving line of credit agreement with a bank for borrowings up to $200,000 with interest at the prime rate plus 2.0%. All borrowings under this agreement were repaid and the agreement expired in December 1998.

Equipment financing line

In February 1997, the Company entered into an equipment financing line with a financial institution which provided for borrowings up to $150,000. Prior to the line's expiration, on February 28, 1998, the Company had drawn down a total of $145,923 which was collateralized by the related property and equipment. The notes are repayable in 42 monthly payments and a final lump sum. All payments comprise both principal and interest ranging from 12.54% to 12.84%. The repayment began on May 1, 1997 with the last lump sum payments to be made June 1, 2001.

In August 1998, the Company entered into an equipment financing line which provided for borrowings up to $500,000 and expired in July 1999. As of December 31, 1999 the Company had drawn down $395,925 which was collateralized by the related property and equipment. The notes are repayable in 48 monthly payments. All payments comprise both principal and interest ranging from 11.77% to 12.14%. The repayment began on September 1, 1998 and will end on June 1, 2003.

Aggregate annual maturities of the notes payable are as follows:

   Year Ending December 31,
      2000............................................................. $141,368
      2001.............................................................  115,902
      2002.............................................................   87,298
      2003.............................................................    5,324
                                                                        --------
                                                                        $349,892
                                                                        ========

In connection with the equipment financing lines, warrants to purchase 9,728 and 8,631 shares of the Company's Series B and Series C convertible preferred stock, respectively, have been issued (see Note 6).

                                  KYPHON INC.

NOTE 5 -- COMMITMENTS AND CONTINGENCIES:

Facility lease

The Company leases its facility under an operating lease which will expire July 31, 2002. In addition to the base rental, the Company is responsible for certain expenses including property tax, insurance and maintenance costs.

At December 31, 1999, future minimum lease payments are as follows:

   2000................................................................ $176,988
   2001................................................................  185,808
   2002................................................................  112,529
                                                                        --------
                                                                        $475,325
                                                                        ========

Rent expense for the years ended December 31, 1997, 1998 and 1999 was approximately $45,700, $143,200 and $181,400, respectively.

Litigation

In November 1999, the Company commenced a declaratory action in the Superior Court of the State of California in and for the County of Santa Clara against Sulzer Spine-Tech, Inc. ("Spine-Tech"). The action asserts that the Company's hiring of certain Spine-Tech employees did not constitute a tortious interference of the employment agreements between Spine-Tech and those employees, and that its actions did not otherwise constitute an unfair competition or illegal misappropriation of trade secrets.

In January 2000, Spine-Tech filed a complaint that named the Company and fifteen of its employees as defendants in the District Court of the State of Minnesota in and for the County of Hennepin in the State of Minnesota. The complaint alleged that the Company's hiring of certain Spine-Tech employees constituted a tortious interference of the employment agreements, of the fifteen employees, misappropriation of trade secrets, unfair competition and unjust enrichments, breach of contract and defamation. In June 2000, the Company and Spine-Tech settled all outstanding litigation.

In April 2000, a former employee filed a complaint against the Company in the Superior Court of California for wrongful termination. The Company intends to vigorously defend itself in this matter. The Company believes that the complaint is without merit and the outcome of this matter will not have a material effect on the Company's financial position, results of operations or cash flows. No provision for any liability that may result upon the resolution of this matter has been made in the accompanying financial statements.

From time to time, the Company may become involved in litigation relating to additional claims arising from the ordinary course of business. Management does not believe the final disposition of these matters will have a material adverse affect on the financial position, results of operations or cash flows of the Company.

                                  KYPHON INC.

NOTE 6 -- CONVERTIBLE PREFERRED STOCK:

Under the Company's Certificate of Incorporation, the Company's convertible preferred stock is issuable in series and the Company's Board of Directors is authorized to determine the rights, preferences and terms of each series. As of December 31, 1998, the convertible preferred stock comprises:

                                                 Proceeds,
                                                  Net of     Non-cumulative
                                      Shares     Issuance        Annual     Liquidation Conversion
                           Shares   Issued and   Costs and     Dividends    Preference  Value/Price
Series                   Designated Outstanding Repurchases    Per Share     Per Share   Per Share
------                   ---------- ----------- -----------  -------------- ----------- -----------
Series A................  4,000,000  3,065,000  $  (208,683)     $0.028        $0.35       $0.35
Series B................  3,800,000  3,457,144    1,191,780      $0.028        $0.35       $0.35
Series C................  5,000,000  4,711,113    2,495,590      $0.042        $0.525      $0.525
Series D................  7,000,000  6,297,711    8,238,927      $0.105        $1.31       $1.31
                         ---------- ----------  -----------
 Total.................. 19,800,000 17,530,968  $11,717,614
                         ========== ==========  ===========

As of December 31, 1999, the convertible preferred stock comprises:

                                                 Proceeds,
                                                  Net of     Non-cumulative
                                      Shares     Issuance        Annual     Liquidation Conversion
                           Shares   Issued and   Costs and     Dividends    Preference  Value/Price
Series                   Designated Outstanding Repurchases    Per Share     Per Share   Per Share
------                   ---------- ----------- -----------  -------------- ----------- -----------
Series A................  3,065,000  3,065,000  $  (208,683)     $0.028        $0.35       $0.35
Series B................  3,466,872  3,457,144    1,191,780      $0.028        $0.35       $0.35
Series C................  4,772,654  4,764,023    2,523,369      $0.042        $0.525      $0.525
Series D................  6,633,590  6,633,590    8,675,618      $0.105        $1.31       $1.31
Series E................  7,500,000  7,119,742   21,973,946      $0.247        $3.09       $3.09
                         ---------- ----------  -----------
 Total.................. 25,438,116 25,039,499  $34,156,030
                         ========== ==========  ===========

As of June 30, 2000, the convertible preferred stock comprises (unaudited):

                                                 Proceeds,
                                                  Net of     Non-cumulative
                                      Shares     Issuance        Annual     Liquidation Conversion
                           Shares   Issued and   Costs and     Dividends    Preference  Value/Price
Series                   Designated Outstanding Repurchases    Per Share     Per Share   Per Share
------                   ---------- ----------- -----------  -------------- ----------- -----------
Series A................  3,065,000  3,065,000  $  (208,683)     $0.028        $0.35       $0.35
Series B................  3,466,872  3,457,144    1,191,780      $0.028        $0.35       $0.35
Series C................  4,772,654  4,764,023    2,523,369      $0.042        $0.525      $0.525
Series D................  6,633,590  6,633,590    8,675,618      $0.105        $1.31       $1.31
Series E................  8,500,000  8,371,531   25,841,980      $0.247        $3.09       $3.09
                         ---------- ----------  -----------
 Total.................. 26,438,116 26,291,288  $38,024,064
                         ========== ==========  ===========

The rights, privileges and preferences of the convertible preferred stock are as follows:

Dividends

The holders of convertible preferred stock are entitled to receive dividends, out of any assets legally available, prior and in preference to any declaration or payment of any dividend on the common stock of the Company, at

                                  KYPHON INC.

the rate stated above. Such dividends are payable when, as and if, declared by the Board of Directors, and are not cumulative. As of June 30, 2000, no dividends have been declared.

Liquidation

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Series B, Series C, Series D, and Series E convertible preferred stock are entitled to receive, prior and in preference to any distribution of any assets of the Company to the holders of common stock and Series A preferred stock, by reason of their ownership, an amount equal to the rates as shown in the table above, (as adjusted for any stock dividends, combinations or splits) plus any declared but unpaid dividends on such shares.

After the payment of the preferential amount to the holders of Series B, Series C, Series D and Series E preferred stock, the holders of Series A preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of common stock by reason of their ownership, an amount per share equal to $0.35 for each outstanding share of Series A preferred stock plus any declared but unpaid dividends on such shares. After the distributions to the holders of the preferred stock have been made, the remaining assets of the Company available for distribution to stockholders shall be distributed pro rata among the holders of common stock.

Mergers

A merger, reorganization, or sale of all or substantially all of the assets of the Company in which the stockholders of the Company immediately prior to the transaction possess less than 50% of the voting power of the surviving entity (or its parent) immediately after the transaction, shall be deemed to be a liquidation, dissolution or winding up.

Voting

The holder of each share of convertible preferred stock is entitled to the number of votes equal to the number of whole shares of common stock into which each share could be converted on the record date for the vote or consent of stockholders, except as otherwise required by law, and has voting rights and powers equal to the voting rights and powers of holders of common stock.

Notwithstanding the foregoing, the holders of Series B, Series C, Series D, and Series E convertible preferred stock, voting together as a single class, are entitled to elect three directors of the Company. The holders of Series A convertible preferred stock and holders of common stock, voting together as a single class, are entitled to elect two directors of the Company, and the holders of common stock and preferred stock, voting together as single class are entitled to elect two directors of the Company.

Conversion

Each share of convertible preferred stock, at the option of the holder, is convertible into the number of fully paid and non assessable shares of common stock which results from dividing the conversion price per share in effect for the preferred stock at the time of conversion into the per share conversion value of such shares. The initial conversion price per share and the per share conversion value of the convertible preferred stock is stated above. The initial conversion price of the convertible preferred stock is subject to adjustment from time to time. The number of shares into which a share of preferred stock is convertible is referred to as the conversion rate of such series. At June 30, 2000, the Company has reserved 26,291,288 shares of common stock in the event of conversion.

Conversion is automatic at its then effective conversion rate immediately upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities

                                  KYPHON INC.

Act of 1933, as amended, covering the offer and sale of common stock in which
(i) the public offering price equals or exceeds $6.18 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalization) and (ii) the aggregate proceeds raised exceed $15,000,000.

Alternatively, once less than 500,000 shares of Series B, Series C, Series D and Series E convertible preferred stock is outstanding, each share of Series A convertible preferred stock will automatically convert to common stock.

Warrants

In connection with equipment financing arrangements, in April 1997 and August 1998, the Company issued warrants to purchase 9,728 and 8,631 shares of its Series B and Series C convertible preferred stock, respectively. The Series B and Series C convertible preferred stock warrants have exercise prices of $0.35 and $0.92 per share, respectively, and are exercisable at any time. The Series B convertible preferred stock warrants expire in April 2003 or upon the effective date of a merger or acquisition, as defined, of the Company, whichever is earlier. The Series C convertible preferred stock warrants expire in August 2004, upon the effective date of a merger or acquisition, as defined, or upon the closing date of the Company's initial public offering, whichever is earlier. The fair value of these warrants, determined using the Black-Scholes pricing model, was not material.

In connection with the execution of a facility lease, in February 2000, the Company issued warrants to purchase a total of 25,000 shares of its Series E convertible preferred stock. The warrant has an exercise price of $3.09 per share. The warrants are exercisable at any time and expire in February 2005 or upon the effective date of the Company's initial public offering, whichever is earlier. The fair value of these warrants, determined using the Black-Scholes pricing model, was not material.

NOTE 7 -- STOCKHOLDERS EQUITY (DEFICIT):

Common stock

Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding. No dividends have been declared or paid as of June 30, 2000.

The Company issued shares of its common stock to certain employees under stock purchase agreements, some of which contain repurchase provisions in the event of termination of employment. The shares are generally released from repurchase provisions ratably over 4 years. Included in common stock as of December 31, 1999 and June 30, 2000, are 947,917 and 985,417 (unaudited) shares subject to repurchase, respectively.

Common stock subscription

As of December 31, 1997, the Company had received services from a consultant, who is also a board member of the Company, and signed an agreement to issue 114,286 shares of common stock in exchange for the services rendered. Also, in 1997, the Company entered into an agreement with two of its investors, which specified that upon the return of 76,190 shares of Series C convertible preferred stock, the Company would issue 76,190 shares of common stock to the consultant. As of December 31, 1997, the services had been rendered and the preferred stock had been returned to the Company but the common stock was unissued. As such, the Company accounted for this transaction as a common stock subscription at the end of 1997. Total amount of common stock subscriptions at December 31, 1997 was $10,000. In 1998, the consultant forgave the stock subscription and accordingly the common subscription was released to additional paid-in capital. No common stock subscription remained outstanding as of December 31, 1998.

                                  KYPHON INC.

Stock option plan

The Company has reserved shares of common stock for issuance under the 1996 Stock Incentive Plan (the "Plan"). Under the Plan, the Board of Directors may issue incentive stock options to employees and nonstatutory stock options to consultants or employees of the Company. The Board of Directors has the authority to determine to whom options will be granted, the number of shares, the term and exercise price (which cannot be less than estimated fair market value at date of grant for incentive stock options or 85% of estimated fair market value for nonqualified stock options). If an employee owns stock representing more than 10% of the outstanding shares, the price of each share shall be at least 110% of estimated fair market value, as determined by the Board of Directors. The options are exercisable at times and increments as specified by the Board of Directors, and generally expire ten years from date of grant.

Activity under the Plan is as follows:

                                             Options Outstanding
                           Shares    ------------------------------------  Average
                         Available   Number of                 Aggregate   Exercise
                         for Grant    Shares    Exercise Price   Price      Price
                         ----------  ---------  -------------- ----------  --------
Balances, January 1,
 1997...................    802,000    198,000      $0.035     $    6,930   $0.035
 Options granted........    (90,000)    90,000      $0.035          3,150   $0.035
 Options exercised......         --    (14,583)     $0.035           (510)  $0.035
 Options canceled.......     35,417    (35,417)     $0.035         (1,240)  $0.035
                         ----------  ---------                 ----------
Balances, December 31,
 1997...................    747,417    238,000      $0.035          8,330   $0.035
 Options granted........   (458,500)   458,500  $0.0525-$0.13      24,846   $0.054
 Options canceled.......      2,000     (2,000)     $0.13            (260)  $0.130
                         ----------  ---------                 ----------
Balances, December 31,
 1998...................    290,917    694,500   $0.035-$0.13      32,916   $0.047
 Additional shares re-
  served................  2,000,000         --        --               --       --
 Options granted........ (1,517,500) 1,517,500   $0.13-$0.31      203,935   $0.134
 Options exercised......         --   (151,043) $0.035-$0.0525     (6,573)  $0.044
 Options canceled.......     49,374    (49,374)  $0.035-$0.13      (2,731)  $0.055
                         ----------  ---------                 ----------
Balances, December 31,
 1999...................    822,791  2,011,583   $0.035-$0.31     227,547   $0.113
 Additional shares re-
  served (unaudited)....  2,000,000         --        --               --       --
 Options granted (unau-
  dited)................ (2,075,000) 2,075,000   $0.31-$1.00    1,469,410   $0.708
 Options exercised (un-
  audited)..............         --   (377,457)  $0.31-$1.00     (168,975)  $0.448
 Options canceled (unau-
  dited)................    137,500   (137,500) $0.0525-$1.00     (21,144)  $0.154
                         ----------  ---------                 ----------
Balances, June 30, 2000
(unaudited).............    885,291  3,571,626   $0.035-$1.00  $1,506,838   $0.422
                         ==========  =========                 ==========

The options outstanding and currently exercisable by exercise price at December 31, 1999 are as follows:

                   Options Outstanding
        -------------------------------------------------
                                             Weighted
                                              Average
                                             Remaining             Options
        Exercise         Number             Contractual           Currently
         Price         Outstanding         Life in Years         Exercisable
        --------       -----------         -------------         -----------
                                                                                     ---
        $ 0.035           133,000              7.00                 89,500
        $ 0.0525          361,083              8.53                185,583
        $ 0.13          1,480,500              9.69                 19,793
        $ 0.31             37,000              9.96                  3,146
                       ----------                                  -------
                       2,011,5583                                  298,022
                       ==========                                  =======

                                  KYPHON INC.

The options outstanding and currently exercisable by exercise price at June 30, 2000 (unaudited) are as follows:

                   Options Outstanding
        -------------------------------------------------
                                             Weighted
                                              Average
                                             Remaining             Options
        Exercise         Number             Contractual           Currently
         Price         Outstanding         Life in Years         Exercisable
        --------       -----------         -------------         -----------
                                                                                     ---
        $ 0.035            90,000              6.54                 66,917
        $ 0.0525          269,084              8.09                160,959
        $ 0.13          1,324,542              9.24                 46,460
        $ 0.31            578,000              9.60                  3,771
        $ 0.77            747,000              9.74                 24,125
        $ 1.00            563,000              9.93                     --
                        ---------                                  -------
                        3,571,626                                  302,232
                        =========                                  =======

Stock-based compensation

The Company has adopted the disclosure only provisions of SFAS No. 123. The Company calculated the fair value of each option on the date of grant using the minimum value method as prescribed by SFAS No. 123 with the following assumptions:

                                    Years Ended December 31,              Six Months Ended June 30,
                            -------------------------------------------  ----------------------------
                                1997           1998           1999           1999           2000
                            -------------  -------------  -------------  -------------  -------------
                                                                                 (unaudited)
Risk-free interest rate...  5.90% to 6.11% 4.31% to 5.77% 4.64% to 6.20% 4.64% to 5.63% 6.36% to 6.78%
Expected life (in years)..              4              4              4              4              4
Dividend yield............             --             --             --             --             --

As the determination of fair value of all options granted after such time as the Company becomes a public entity will include an expected volatility factor in addition to the factors described in the preceding table, the following results may not be representative of future periods.

Had compensation costs been determined based upon the fair value at the grant date, consistent with the methodology prescribed under SFAS No. 123, the Company's pro forma net loss and pro forma basic and diluted net loss per share under SFAS No. 123 would have been as follows:

                                                                    Six Months Ended
                               Years Ended December 31,                 June 30,
                          -------------------------------------  ------------------------
                             1997         1998         1999         1999         2000
                          -----------  -----------  -----------  -----------  -----------
                                                                       (unaudited)
Net loss -- as report-
 ed.....................  $(1,144,157) $(2,643,265) $(5,171,172) $(1,908,120) $(7,808,675)
Net loss -- pro forma...  $(1,144,554) $(2,644,766) $(5,194,422) $(1,915,142) $(7,830,945)
Net loss per common
 share, basic and dilut-
 ed -- as reported......  $   (715.99) $    (14.11) $    (12.96) $     (5.90) $     (8.15)
Net loss per common
 share, basic and dilut-
 ed -- pro forma........  $   (716.24) $    (14.12) $    (13.01) $     (5.92) $     (8.18)

                                  KYPHON INC.

The weighted-average grant date fair value per share of options granted during the years ended December 31, 1997, 1998 and 1999 was $0.028, $0.045 and $0.106,
respectively.

Deferred stock-based compensation

During 1999 and the first six months of 2000, the Company issued options to certain employees under the Plan with exercise prices below the deemed fair market value of the Company's common stock at the date of grant. In accordance with the requirements of APB 25, the Company has recorded deferred stock-based compensation for the difference between the exercise price of the stock options and the deemed fair market value of the Company's stock at the date of grant. This deferred stock-based compensation is amortized to expense on a straight line basis, over the period during which the Company's right to repurchase the stock lapses or the options become exercisable, generally four years. At December 31, 1999, and June 30, 2000, the Company had recorded deferred stock-based compensation related to these options in the amounts of $797,700 and $4,858,247 (unaudited), net of cancellations, of which $29,684 and $361,148 (unaudited) had been amortized to expense during 1999 and the six months ended June 30, 2000, respectively.

Stock-based compensation expense related to stock options granted to non-employees is recognized as the stock options are earned. The Company believes that the fair value of the stock options is more reliably measurable than the fair value of the services received. The fair value of the stock options granted is calculated at each reporting date using the Black-Scholes option pricing model as prescribed by SFAS No. 123 using the following assumptions:

                                                              Six Months Ended
                             Years Ended December 31,             June 30,
                         ----------------------------------  -------------------
                             1997       1998      1999       1999      2000
                         -------------  ----  -------------  ----  -------------
                                                                (unaudited)
Risk-free interest
 rate................... 5.67% to 5.78% 5.59% 5.63% to 6.20% 5.63% 6.36% to 6.78%
Expected life (in
 years).................             4     4              4     4              4
Dividend yield..........            --    --             --    --             --
Expected volatility.....            76%   76%            76%   76%            76%

The stock-based compensation expense will fluctuate as the deemed fair market value of the common stock fluctuates. In connection with the grant of stock options to non-employees, the Company recorded deferred stock-based compensation of $204,254 (unaudited) at June 30, 2000, of which $21,069 (unaudited) has been amortized to expense in the six months ended June 30, 2000.

NOTE 8 -- RELATED PARTY TRANSACTIONS:

In August 1996, the Company entered into two consulting agreements with consultants who are stockholders of the Company, one of which is also a member of the Board of Directors. Amounts paid for services for the years ended December 31, 1997, 1998 and 1999 were $11,670 and $45,500, and $15,000 and
$89,578, $9,000 and $138,667, respectively. At December 31, 1998 and 1999, the
Company had accounts payable of $20,000 and $3,000, respectively, relating to these agreements.

NOTE 9 -- INCOME TAXES:

At December 31, 1999, the Company had approximately $6.3 million in federal and in California net operating loss carryforwards which expire in the years 2004 through 2013.

                                  KYPHON INC.

The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in the case of an "ownership change" of a corporation. Any ownership changes, as defined, may restrict utilization of carryforwards.

The Company's deferred tax assets are as follows:

                                                           December 31,
                                                      ------------------------
                                                         1998         1999
                                                      -----------  -----------
Net operating loss carryforwards....................  $ 1,380,000  $ 2,523,000
Research and development credit carryforwards.......      187,000      327,000
Capitalized research and development costs..........      527,000      896,000
Capitalized patent costs............................       88,000      118,000
Capitalized start-up costs..........................       19,000       12,000
Depreciation and amortization.......................       (8,000)      25,000
Other accruals and reserves not currently deductible
 for tax purposes...................................       56,000       95,000
Less: Valuation allowance...........................   (2,249,000)  (3,996,000)
                                                      -----------  -----------
                                                      $        --  $        --
                                                      ===========  ===========

The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets.

NOTE 10 -- UNAUDITED PRO FORMA NET LOSS PER SHARE AND PRO FORMA STOCKHOLDERS'
         EQUITY:

Pro forma basic and diluted net loss per share have been computed to give effect to common equivalent shares from convertible preferred stock that will convert to common stock upon the closing of the Company's initial public offering (using the as-if converted method) for the year ended December 31, 1999, and the six months ended June 30, 2000. A reconciliation of the numerator and denominator used in the calculation of pro forma basic and diluted net loss per common share follows:

                                                                     Six Months
                                                        Year Ended      Ended
                                                       December 31,   June 30,
                                                           1999         2000
                                                       ------------  -----------
                                                             (unaudited)
Pro forma net loss per common share, basic and dilut-
 ed:
 Net loss............................................  $(5,171,172)  $(7,808,675)
                                                       -----------   -----------
Weighted-average shares used in computing net loss
 per common share, basic and diluted.................      399,150       957,669
Adjustments to reflect the effect of the assumed con-
 version of the preferred stock from the date of is-
 suance..............................................   18,225,817    25,974,902
                                                       -----------   -----------
Weighted-average shares used in computing pro forma
 net loss per common share, basic and diluted........   18,624,967    26,932,571
                                                       -----------   -----------
Pro forma net loss per common share, basic and dilut-
 ed..................................................  $     (0.28)  $     (0.29)
                                                       ===========   ===========

If an initial public offering is consummated, all of the convertible preferred stock outstanding, as of the closing date, will be converted into an aggregate of approximately 26,291,288 shares of common stock based on the

                                  KYPHON INC.

shares of convertible preferred stock outstanding at June 30, 2000. Unaudited pro forma stockholders' equity at June 30, 2000, as adjusted for the conversion of convertible preferred stock, is disclosed on the balance sheet.

NOTE 11 -- SUBSEQUENT EVENTS (unaudited):

Preferred stock financing

In February 2000, the Company issued 1,251,789 shares of Series E preferred stock at $3.09 per share for proceeds of $3,868,028 in the aggregate.

Lease of new facilities

In February 2000, the Company entered into a non-cancelable operating lease commencing in April 2000 for a new facility. The lease provides that the Company is responsible for utilities, insurance and taxes, and expires in March 2005. In addition, warrants to purchase 25,000 shares of Series E convertible preferred stock at an exercise price of $3.09 per share were issued in conjunction with the lease (see Note 6).

Future minimum lease payments for this lease are as follows:

   Years Ending December 31,
   2000............................................................. $  698,625
   2001.............................................................    962,550
   2002.............................................................  1,003,950
   2003.............................................................  1,045,350
   2004.............................................................  1,086,750
   Thereafter.......................................................    274,275
                                                                     ----------
                                                                     $5,071,500
                                                                     ==========

Option Grants

In July 2000, options to purchase 71,500 shares of common stock under the 1996 Stock Incentive Plan were granted to employees at an exercise price of $1.00. The total deferred stock-based compensation related to these grants amounts to $288,860 of which $14,813 will be amortized to expense in the third quarter of fiscal year 2000.

In August 2000, options to purchase 308,000 shares of common stock under the 1996 Stock Incentive Plan were granted to employees at an exercise price of $1.00. The total deferred stock-based compensation related to these grants amounts to $1,398,320 of which $29,132 will be amortized to expense in the third quarter of fiscal year 2000.

On July 31, and August 31, 2000, options to purchase 10,000 and 5,000 shares of common stock under the 1996 Stock Option Plan, respectively, were granted to non-employees at an exercise price of $1.00. The total deferred stock-based compensation related to these grants amounts to $78,400 of which $52,270 will be amortized to expense in the third quarter of fiscal year 2000.

Initial public offering

In September 2000, the Company's Board of Directors authorized management to file a registration statement with the SEC to permit the Company to sell its common stock to the public. Upon completion of the Company's initial public offering, all of the outstanding convertible preferred stock will be converted into shares of common stock.

                                  KYPHON INC.

2000 Stock Plan

In September 2000, the Board of Directors adopted the 2000 Stock Option Plan ("2000 Plan"). The 2000 Plan, which will terminate no later than 2010, provides for the granting of incentive stock options to employees and nonstatutory stock options to employees, directors and consultants. 2,500,000 shares of common stock are reserved for issuance and will be increased on the first day of each fiscal year, commencing in 2001, by an amount equal to the lesser of (i) 3,000,000, (ii) 5.0% of the outstanding shares of common stock on the last day of the preceeding fiscal year or (iii) an amount as determined by the Board of Directors.

Under the terms of the 2000 Plan, each new non-employee director elected on, or after, the effectiveness of an initial public offering of the Company's stock, will be granted a nonstatutory option to purchase 30,000 shares of common stock which vest annually over a three year period. Thereafter, on an annual basis, on the date of the annual stockholder meeting each director will be granted a nonstatory option to purchase 5,000 shares of common stock which vest after three years. The exercise price of an option shall not be less than 100% of the fair market value of the common stock on the date of grant and the term shall not exceed 10 years.

2000 Employee Stock Purchase Plan

In September 2000, the Board of Directors adopted the 2000 Employee Stock Purchase Plan ("2000 ESPP") under which eligible employees are permitted to purchase common stock at a discount through payroll deductions. 1,000,000 shares of common stock are reserved for issuance and will be increased on the first day of each fiscal year, commencing in 2001, by an amount equal to the lesser of (i) 1,200,000, (ii) 2.0% of the outstanding shares of common stock on such date or (iii) an amount as determined by the Board of Directors.

The 2000 ESPP contains consecutive, overlapping twenty-four month offering periods. Each offering period includes four six-month purchase periods. The price of the comon stock purchased shall be the lower of 85% of the fair market value of the common stock at the beginning of an offering period or at the end of a purchase period. The initial offering period will commence on the effective date of the Company's initial public offering.

INSIDE BACK COVER PAGE

[Heading:  "New Heights in Compression Fracture Management"
Picture of happy elderly couple walking hand in hand.]

                                       Shares
                                  KYPHON INC.
                                  Common Stock

                                     [LOGO]


                             ---------------------
                                   PROSPECTUS
                             ---------------------

Until      , 2000, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                           U.S. Bancorp Piper Jaffray
                            Bear, Stearns & Co. Inc.
                                   Chase H&Q

                                       , 2000

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Kyphon in connection with the sale of the Common Stock being registered hereby, other than underwriting commissions and discounts. All amounts are estimates except the SEC Registration Fee and the NASD filing fee.

                                                                     Amount to
                                                                      be Paid
                                                                     ----------
     Securities and Exchange Commission registration fee............     15,180
     NASD filing fee................................................      6,250
     Nasdaq National Market listing fee.............................     95,000
     Blue Sky fees and expenses.....................................     10,000
     Printing and Engraving expenses................................    250,000
     Legal fees and expenses........................................    400,000
     Accounting fees and expenses...................................    300,000
     Transfer Agent and Registrar fees..............................     15,000
     Miscellaneous..................................................    108,570
                                                                     ----------
      Total......................................................... $1,200,000
                                                                     ==========

-------------------------------

ITEM 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

Article VI of the Registrant's Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

The Registrant intends to enter into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the Underwriters of the registrant and its executive officers and directors, and by the registrant of the underwriters for certain liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided in writing by the Underwriters for inclusion in the Registration Statement.

The Registrant intends to purchase and maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

See also the undertakings set out in response to Item 17 herein.

ITEM 15. Recent Sales of Unregistered Securities.

The Registrant has issued and sold the following securities:

  (1) From January 1994 through August 31, 2000 the Registrant issued and sold 2,190,851 shares of Common Stock to employees and consultants of the Registrant at prices ranging from $ 0.001 to $0.77 per share pursuant to stock purchase agreements and upon exercise of stock options pursuant to Registrant's 1996 stock option plan, as amended.

  (2) In December 1999 and February 2000, the Registrant issued and sold to 19 individual accredited investors and three venture capital investors an aggregate of 8,371,531 shares of Series E Preferred Stock convertible into an aggregate of 8,371,531 shares of Common Stock at a purchase price per share of Common Stock of $3.09.

  (3) In December 1998 and January 1999, the Registrant issued and sold to 10 individual accredited investors and two venture capital investors an aggregate of 6,633,590 shares of Series D Preferred Stock convertible into an aggregate of 6,633,590 shares of Common Stock at a purchase price per share of Common Stock of $1.31.

  (4) In December 1997 and March 1999, the Registrant issued and sold to seven individual accredited investors and three venture capital investors an aggregate of 4,764,023 shares of Series C Preferred Stock convertible into an aggregate of 4,764,023 shares of Common Stock at a purchase price per share of Common Stock of $0.525.

The above share and dollar amounts reflect the     for 1 reverse stock split to
be effected       . The sales of the above securities were deemed to be exempt from registration under the Securities Act with respect to items 2 through 4 above in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, and with respect to item 1 above Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Registrant.

ITEM 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

 Number Description
 ------ -----------
  1.1*  Form of Underwriting Agreement.

  3.1   Amended and Restated Certificate of Incorporation of the Registrant and
         Certificate of Amendment of Certificate of Incorporation of the Registrant, both as currently in effect.

  3.2 Amended and Restated Certificate of Incorporation of the Registrant to be effective upon closing of the offering.

  3.3*  Bylaws of the Registrant as currently in effect.

  3.4   Bylaws of the Registrant effective on the closing of the offering.

  4.1*  Specimen Common Stock certificate of the Registrant.

  4.2   Amended and Restated Stockholder Rights Agreement effective as of
         December 14, 1999, among the Registrant and Certain Stockholders of the Registrant.

  5.1*  Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

 10.1   Form of Indemnification Agreement for directors and executive officers.

 10.2   1996 Stock Option Plan.

 Number Description
 ------ -----------
 10.3   2000 Stock Plan.

 10.4   2000 Employee Stock Purchase Plan.

 10.5*  Lease dated January 27, 2000 for office space located at 1350 Bordeaux
         Drive, Sunnyvale, CA 94089.

 23.1   Consent of Independent Accountants.

 23.2*  Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
         (See Exhibit 5.1).

 24.1   Power of Attorney (see page II-4).

 27.1   Financial Data Schedule.

-------------------------------
* Documents to be filed by amendment.

Schedule II--Valuation and Qualifying Accounts

Schedules not listed above have been omitted because they are inapplicable or the requested information is shown in the financial statements of the Registrant or notes thereto.

ITEM 17. Undertakings.

The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sunnyvale, State of California, on the 13th day of September, 2000.

                                          Kyphon Inc.

                                                  /s/ Richard D. Murdock
                                          By: _________________________________
                                             Richard D. Murdock
                                             President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard D. Murdock and Jeffrey L. Kaiser, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, with full power of each to act alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments to said Registration Statement (including post-effective amendments and any related registration statements thereto filed pursuant to Rule 462 and otherwise), and file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys- in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                           Title                    Date
              ---------                           -----                    ----

       /s/ Richard D. Murdock         President, Chief Executive    September 13, 2000
 ____________________________________  Officer and Director
          Richard D. Murdock           (Principal Executive
                                       Officer)

       /s/ Jeffrey L. Kaiser          Vice President, Finance and   September 13, 2000
 ____________________________________  Chief Financial Officer
          Jeffrey L. Kaiser            (Principal Financial
                                       Officer)

         /s/ Stephen Campe            Director                      September 13, 2000
 ____________________________________
            Stephen Campe

        /s/ Douglas W. Kohrs          Director                      September 13, 2000
 ____________________________________
           Douglas W. Kohrs

       /s/ Jack W. Lasersohn          Director                      September 13, 2000
 ____________________________________
          Jack W. Lasersohn

             Signature                           Title                    Date
             ---------                           -----                    ----

       /s/ Terry E. Spraker          Director                      September 13, 2000
____________________________________
       Terry E. Spraker, Ph.D

      /s/ Karen D. Talmadge          Executive Vice President and  September 13, 2000
____________________________________  Director
      Karen D. Talmadge, Ph.D.

   /s/ Elizabeth H. Weatherman       Director                      September 13, 2000
____________________________________
      Elizabeth H. Weatherman

                                 EXHIBIT INDEX

 Number Description
 ------ -----------
  1.1*  Form of Underwriting Agreement.

  3.1   Amended and Restated Certificate of Incorporation of the Registrant and
         Certificate of Amendment of Certificate of Incorporation of the Registrant, both as currently in effect.

  3.2 Amended and Restated Certificate of Incorporation of the Registrant to be effective upon closing of the offering.

  3.3*  Bylaws of the Registrant as currently in effect.

  3.4   Bylaws of the Registrant effective on the closing of the offering.

  4.1*  Specimen Common Stock certificate of the Registrant.

  4.2   Amended and Restated Stockholder Rights Agreement effective as of
         December 14, 1999, among the Registrant and Certain Stockholders of the Registrant.

  5.1*  Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

 10.1   Form of Indemnification Agreement for directors and executive officers.

 10.2   1996 Stock Option Plan.

 10.3   2000 Stock Plan.

 10.4   2000 Employee Stock Purchase Plan.

 10.5*  Lease dated January 27, 2000 for office space located at 1350 Bordeaux
         Drive, Sunnyvale, CA 94089.

 23.1   Consent of Independent Accountants.

 23.2*  Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
         (See Exhibit 5.1).

 24.1   Power of Attorney (see page II-4).

 27.1   Financial Data Schedule.

-------------------------------
* Documents to be filed by amendment.